EXHIBIT 2.1

SEPARATION AND DISTRIBUTION AGREEMENT

BY AND BETWEEN

HARVARD BIOSCIENCE, INC.

AND

HARVARD APPARATUS REGENERATIVE TECHNOLOGY, INC.

DATED AS OF [—], 2013

TABLE OF CONTENTS

ARTICLE I DEFINITIONS		2

ARTICLE II THE SEPARATION		12

2.1.	Transfer of Assets and Assumption of Liabilities	12

2.2.	HART Assets	13

2.3.	HART Liabilities	13

2.4.	Transfer of Excluded Assets; Assumption of Excluded Liabilities	15

2.5.	Approvals and Notifications	15

2.6.	Bank Accounts; Cash Balances	16

2.7.	Other Documents, Items and Ancillary Agreements	16

2.8.	Termination of Agreements	17

2.9.	Disclaimer of Representations and Warranties	17

ARTICLE III THE FORM 10 REGISTRATION		18

3.1.	Transactions Prior to the Effectiveness of the Form 10 Registration Statement	18

ARTICLE IV THE DISTRIBUTION		18

4.1.	The Distribution	18

4.2.	Actions Prior to the Distribution	18

4.3.	Conditions to Distribution	19

4.4.	Fractional Shares	20

ARTICLE V MUTUAL RELEASES; INDEMNIFICATION		20

5.1.	Release of Pre-Closing Claims	20

5.2.	Indemnification by HART	22

5.3.	Indemnification by HBIO	22

5.4.	Indemnification Obligations Net of Insurance Proceeds and Other Amounts	23

5.5.	Procedures for Indemnification of Third-Party Claims	23

5.6.	Additional Matters	24

5.7.	Remedies Cumulative	25

5.8.	Survival of Indemnities	25

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5.9.	Effect of Ancillary Agreements	25

ARTICLE VI INTERIM OPERATIONS AND CERTAIN OTHER MATTERS		25

6.1.	Financial Covenants	25

6.2.	Other Covenants	27

6.3.	Covenants Relating to the Incurrence of Indebtedness	28

6.4.	Auditors and Audits; Annual Financial Statements and Accounting	29

6.5.	Insurance Matters	30

ARTICLE VII EXCHANGE OF INFORMATION; CONFIDENTIALITY		32

7.1.	Agreement for Exchange of Information; Archives	32

7.2.	Ownership of Information	32

7.3.	Compensation for Providing Information	32

7.4.	Record Retention	33

7.5.	Limitations of Liability	33

7.6.	Other Agreements Providing for Exchange of Information	33

7.7.	Production of Witnesses; Records; Cooperation	33

7.8.	Confidentiality	34

7.9.	Protective Arrangements	34

ARTICLE VIII MATTERS RELATING TO EMPLOYEES AND OTHER PARTICIPANTS		34

8.1.	General Principles	34

8.2.	Annual Bonus Awards	36

8.3.	Certain Welfare Benefit Matters	36

8.4.	[Reserved.]	37

8.5.	Qualified Defined Contribution Plan	37

8.6.	Deferred Compensation	38

8.7.	Assignment of Individual Letter Agreements	38

8.8.	Treatment of Outstanding HBIO Equity Awards	38

8.9.	No Severance Rights	41

8.10.	No Third-Party Beneficiaries	41

8.11.	Fiduciary Matters	42

8.12.	Consent of Third Parties	42

ARTICLE IX DISPUTE RESOLUTION		42

9.1.	Agreement to Resolve Disputes	42

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9.2.	Dispute Resolution	43

9.3.	Arbitration	43

9.4.	Continuity of Service and Performance	44

ARTICLE X FURTHER ASSURANCES AND ADDITIONAL COVENANTS		44

10.1.	Further Assurances and Additional Covenants	44

ARTICLE XI TERMINATION		45

11.1.	Termination by Mutual Consent	45

11.2.	Other Termination	45

11.3.	Effect of Termination	45

ARTICLE XII MISCELLANEOUS		45

12.1.	Counterparts; Entire Agreement; Corporate Power	45

12.2.	Governing Law, Jurisdiction and WAIVER	46

12.3.	Assignability	46

12.4.	Third-Party Beneficiaries	46

12.5.	Notices	46

12.6.	Severability	47

12.7.	Force Majeure	47

12.8.	Publicity	47

12.9.	Expenses	48

12.10.	Headings	48

12.11.	Survival of Covenants	48

12.12.	Waivers of Default	48

12.13.	Specific Performance	49

12.14.	Amendments	49

12.15.	Interpretation	49

12.16.	Limitations of Liability	49

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SCHEDULES

Schedule 1.1	Certain HART Contracts
Schedule 1.2(a)	Certain HART Registrable IP
Schedule 2.2(a)(i)	Certain HART Assets

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SEPARATION AND DISTRIBUTION AGREEMENT

This SEPARATION AND DISTRIBUTION AGREEMENT, dated as of [—], 2013 (this “Agreement”), is by and between HARVARD BIOSCIENCE, INC., a Delaware corporation (“HBIO”) and HARVARD APPARATUS REGENERATIVE TECHNOLOGY, INC., a Delaware corporation (“HART”) (each, a “Party” and, collectively, the “Parties”). Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in Article I hereof.

RECITALS

WHEREAS, HBIO is a global developer, manufacturer and marketer of a broad range of specialized products, primarily apparatus and scientific instruments, used to advance life science research and regenerative medicine;

WHEREAS, the Board of Directors of HBIO (the “HBIO Board”) has determined that it is appropriate, desirable and in the best interests of HBIO and its stockholders to separate HBIO into two independent companies, one for each of: (i) the HBIO Business, which shall continue to be owned and conducted, directly or indirectly, in addition to any other line of business it may conduct, by HBIO, and (ii) the HART Business (as defined below), which shall be owned and conducted, directly or indirectly, by HART;

WHEREAS, in furtherance of the foregoing, the HBIO Board and the board of directors of HART (the “HART Board”) have determined that it is appropriate and desirable for HBIO and its applicable Subsidiaries to transfer the HART Assets to HART and its applicable Subsidiaries, and for HART and its applicable Subsidiaries to assume the HART Liabilities, in each case, as more fully described in this Agreement and the Ancillary Agreements (the “Separation”);

WHEREAS, HART has been incorporated for purpose of the Separation;

WHEREAS, HBIO currently intends that, after the Separation, HBIO shall distribute to holders of shares of HBIO Common Stock, through a spin-off, the outstanding shares of the common stock, par value $0.01 per share, of HART (the “HART Common Stock”) then owned directly or indirectly by HBIO, as more fully described in this Agreement and the Ancillary Agreements (the “Distribution”);

WHEREAS, for U.S. federal income tax purposes, the Contribution (as defined below) and the Distribution, if effected, taken together, are intended to qualify as a tax-free spin-off under Section 355 and 368(a)(1)(D) of the Code;

WHEREAS, HBIO has received a private letter ruling from the U.S. Internal Revenue Service (the “IRS”) substantially to the effect that, among other things, the contribution by HBIO (itself) of the assets of the regenerative medicine device business to HART (itself) (the “Contribution”) and the Distribution, if effected, taken together, will qualify as a transaction that is tax-free for U.S. federal income tax purposes under Section 355 and 368(a)(1)(D) of the Code (the “Private Letter Ruling”);

WHEREAS, this Agreement is intended to be a “plan of reorganization” within the meaning of Treas. Reg. 1.368-2(g);

WHEREAS, it is appropriate and desirable to set forth the principal corporate transactions required to effect the Contribution, the Separation and the Distribution and certain other agreements that will govern certain matters relating to the Contribution, the Separation and the Distribution and the relationship of HBIO, HART and their respective Subsidiaries following the Contribution and the Distribution.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

For the purpose of this Agreement, the following terms shall have the following meanings:

“Action” shall mean any demand, action, claim, dispute, suit, countersuit, arbitration, inquiry, subpoena, proceeding or investigation of any nature (whether criminal, civil, legislative, administrative, regulatory, prosecutorial or otherwise) by or before any federal, state, local, foreign or international Governmental Authority or any arbitration or mediation tribunal.

“Affiliate” (including, with a correlative meaning, “affiliated”) shall mean, when used with respect to a specified Person, a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person. For the purpose of this definition, “control” (including with correlative meanings, “controlled by” and “under common control with”), when used with respect to any specified Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment, undertaking or otherwise. It is expressly agreed that, from and after the Separation Date and for purposes of this Agreement and the other Ancillary Agreements, (1) no member of the HART Group shall be deemed to be an Affiliate of any member of the HBIO Group, and (2) no member of the HBIO Group shall be deemed to be an Affiliate of any member of the HART Group.

“Agent” means the distribution agent to be appointed by HBIO to distribute to the shareholders of HBIO all of the shares of HART Common Stock held by HBIO pursuant to the Distribution.

“Agreement” shall have the meaning set forth in the Preamble.

“Ancillary Agreements” means collectively, all of the agreements, instruments, understandings, assignments or other arrangements entered into in connection with the transactions contemplated hereby, including, without limitation, this Agreement, the Transition Services Agreement, the Tax Sharing Agreement, Contribution Agreement, Sublease Agreement, Sublicense Agreement, Intellectual Property Matters Agreement, Product Distribution Agreement, and the Transfer Documents, and individually, each such agreement.

“Approvals or Notifications” shall mean any consents, waivers, approvals, permits or authorizations to be obtained from, notices, registrations or reports to be submitted to, or other filings to be made with, any third Person, including any Governmental Authority.

“Assets” means, with respect to any Person, the assets, properties, claims and rights (including goodwill) of such Person, wherever located (including in the possession of vendors or other third Persons or elsewhere), of every kind, character and description, whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of such Person, including the following:

(a) all accounting and other books, records and files whether in paper, microfilm, microfiche, computer tape or disc, magnetic tape, electronic or any other form;

(b) all apparatus, computers and other electronic data processing and communications equipment, fixtures, machinery, equipment, furniture, office equipment, automobiles, trucks, vessels, motor vehicles and other transportation equipment and other tangible personal property;

(c) all inventories of materials, parts, raw materials, components, supplies, work-in-process and finished goods and products;

(d) all interests in real property of whatever nature, including easements, whether as owner, mortgagee or holder of a Security Interest in real property, lessor, sublessor, lessee, sublessee or otherwise;

(e) (i) all interests in any capital stock or other equity interests of any Subsidiary or any other Person, (ii) all bonds, notes, debentures or other securities issued by any Subsidiary or any other Person, (iii) all loans, advances or other extensions of credit or capital contributions to any Subsidiary or any other Person and (iv) all other investments in securities of any Person;

(f) all license agreements, leases of personal property, open purchase orders for raw materials, supplies, parts or services and other contracts, agreements or commitments;

(g) all deposits and letters of credit;

(h) all written (including in electronic form) or oral technical information, data, specifications, research and development information, engineering drawings and specifications, operating and maintenance manuals, and materials and analyses prepared by consultants and other third Persons;

(i) all Intellectual Property and Technology;

(j) all Software;

(k) all cost information, sales and pricing data, customer prospect lists, supplier records, customer and supplier lists, customer and vendor data, correspondence and lists, product data and literature, artwork, design, formulations and specifications, quality records and reports and other books, records, studies, surveys, reports, plans and documents;

(l) all prepaid expenses, trade accounts and other accounts and notes receivable;

(m) all rights under contracts or agreements, all claims or rights against any Person arising from the ownership of any Asset, all rights in connection with any bids or offers and all claims, choses in action or similar rights, whether accrued or contingent;

(n) all licenses, permits, approvals and authorizations which have been issued by any Governmental Authority;

(o) all cash or cash equivalents, bank accounts, lock boxes and other deposit arrangements; and

(p) all interest rate, currency, commodity or other swap, collar, cap or other hedging or similar agreements or arrangements.

“Benefit Plan” means, with respect to an entity or any of its Subsidiaries, (a) each “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) and all other employee benefits arrangements, policies or payroll practices (including, without limitation, severance pay, sick leave, vacation pay, salary continuation, disability, retirement, deferred compensation, bonus, stock option or other equity-based compensation, hospitalization, medical insurance or life insurance) sponsored or maintained by such entity or by any of its Subsidiaries (or to which such entity or any of its Subsidiaries contributes or is required to contribute) and (b) all “employee pension benefit plans” (as defined in Section 3(2) of ERISA), occupational pension plan or arrangement or other pension arrangements sponsored, maintained or contributed to by such entity or any of its Subsidiaries (or to which such entity or any of its Subsidiaries contributes or is required to contribute). For the avoidance of doubt, “Benefit Plans” includes Health and Welfare Plans. When immediately preceded by “HBIO,” Benefit Plan means any Benefit Plan sponsored, maintained or contributed to by HBIO or a member of the HBIO Group. When immediately preceded by “HART,” Benefit Plan means any Benefit Plan sponsored, maintained or contributed to by HART or any member of the HART Group.

“Business Day” means a day other than a Saturday, a Sunday or a day on which banking institutions located in Boston, Massachusetts or New York, New York are authorized or obligated by law or executive order to close.

“COBRA” means the continuation coverage requirements for “group health plans” under Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Code § 4980B and ERISA §§ 601 through 608.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Committee” shall have the meaning set forth in Section 8.8(a).

“Contribution” shall have the meaning set forth in the Recitals.

“Contribution Agreement” means the Contribution Agreement, dated as of the date hereof, between HBIO and HART.

“Covered Subsidiary” means a corporation or other legal entity controlled or owned, directly or indirectly, by HBIO that is covered under an HBIO insurance policy.

“DC Trust” shall have the meaning set forth in Section 8.5(a).

“Disclosure Committee” shall have the meaning set forth in Section 6.1(d).

“Dispute” shall have the meaning set forth in Section 9.2.

“Dispute Notice” shall have the meaning set forth in Section 9.2.

“Distribution” shall have the meaning set forth in the Recitals.

“Distribution Date” shall mean the date determined in accordance with Section 4.3(a) on which the Distribution occurs.

“Distribution Ratio” shall mean a ratio of a certain number of shares of HART Common Stock for every certain number of shares of HBIO Common Stock as determined by the HBIO Board with respect to the Distribution.

“Environmental Law” shall mean any Law relating to pollution, protection or restoration of or prevention of harm to the environment or natural resources, including the use, handling, transportation, treatment, storage, disposal, Release or discharge of Hazardous Materials or the protection of or prevention of harm to human health and safety.

“Environmental Liabilities” shall mean all Liabilities relating to, arising out of or resulting from any Hazardous Materials, Environmental Law or contract or agreement relating to environmental, health or safety matters (including all removal, remediation or cleanup costs, investigatory costs, response costs, natural resources damages, property damages, personal injury damages, costs of compliance with any product take back requirements or with any settlement, judgment or other determination of Liability and indemnity, contribution or similar obligations) and all costs and expenses, interest, fines, penalties or other monetary sanctions in connection therewith.

“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“Excluded Assets” shall have the meaning set forth in Section 2.2(b).

“Excluded Liabilities” shall have the meaning set forth in Section 2.3(b).

“Existing HBIO Exercise Price” means for each HBIO Option, the per share exercise price of such HBIO Option immediately prior to the Distribution Date.

“Existing HBIO Option Amount” means for each HBIO Option, the number of shares of HBIO Common Stock subject to such HBIO Option immediately prior to the Distribution Date.

“Existing HBIO Restricted Stock Unit Amount” means the number of shares of HBIO Common Stock subject to the respective HBIO Restricted Stock Unit immediately prior to the Distribution Date.

“Force Majeure” means, with respect to a Party, any acts of God, storms, floods, riots, fires, sabotage, civil commotion or civil unrest, interference by civil or military authorities, acts of war (declared or undeclared) or armed hostilities or other national or international calamity or one or more acts of terrorism or failure of energy sources or distribution facilities, that are beyond the control of such Party (or any Person acting on its behalf), which by its nature could not have been reasonably foreseen by such Party (or such Person), or, if it could have been reasonably foreseen, was unavoidable.

“Form 10 Registration Statement” shall mean the registration statement on Form 10 to be filed under the Exchange Act, pursuant to which the HART Common Stock will be registered under the Exchange Act, together with all amendments thereto.

“Former HART Employee” means any individual who as of the Separation Date is a former employee of the HART Group or the HBIO Group, and whose last employment with the HART Group or the HBIO Group, was with a member of the HART Group.

“Former HBIO Employee” means any individual who as of the Separation Date is a former employee of the HBIO Group or the HART Group, and whose last employment with the HBIO Group or HART Group, was with a member of the HBIO Group.

“GAAP” shall mean United States generally accepted accounting principles.

“Governmental Approvals” shall mean any notices, reports or other filings to be made, or any consents, registrations, approvals, permits or authorizations to be obtained from, any Governmental Authority.

“Governmental Authority” shall mean any nation or government, any state, municipality or other political subdivision thereof, and any entity, body, agency, commission, department, board, bureau, court, tribunal or other instrumentality, whether federal, state, local, domestic, foreign or multinational, exercising executive, legislative, judicial, regulatory, administrative or other similar functions of, or pertaining to, government and any executive official thereof.

“Group” shall mean either the HART Group or the HBIO Group, as the context requires.

“HART” shall have the meaning set forth in the Preamble.

“HART 401(k) Plan” shall have the meaning set forth in Section 8.5.

“HART’s Auditors” shall have the meaning set forth in Section 6.1(i).

“HART Accounts” shall have the meaning set forth in Section 2.6(a).

“HART Assets” shall have the meaning set forth in Section 2.2(a).

“HART Balance Sheet” shall mean the unaudited combined balance sheet of the HART Group, including the notes thereto, as of [_______________________].

“HART Benefit Plan” shall mean, any Benefit Plan sponsored or maintained by HART.

“HART Board” shall have the meaning set forth in the Recitals.

“HART Business” means the development, manufacture and sale of products for use in human regenerative medicine. This includes the development, manufacture and sale of pumps for human clinical injections and bioreactors and scaffolds for regenerating human organs and tissues and products for use on humans (or on human cells, tissue or organs) as part of a procedure that involves an injection, implant or transplant into a human. As used in this Agreement, the term “HART Business” includes any of the aforementioned activities plus any natural expansion of such business in the regenerative medicine field for use in humans by comparable companies in the regenerative medicine field for use in humans.

“HART Capital Stock” shall mean all classes or series of capital stock of HART, including the HART Common Stock, and all options, warrants and other rights to acquire such capital stock.

“HART Common Stock” shall have the meaning set forth in the Recitals.

“HART Contracts” shall mean the following contracts and agreements to which HBIO or any of its Affiliates is a party or by which it or any of its Affiliates or any of their respective Assets is bound, whether or not in writing, except for any such contract or agreement that is contemplated to be retained by HBIO or any member of the HBIO Group pursuant to any provision of this Agreement or any other Ancillary Agreement:

(a) any customer, distribution, supply or vendor contracts or agreements entered into after the date hereof and prior to the Separation Date that relate exclusively to the HART Business;

(b) any contract or agreement entered into in the name of, or expressly on behalf of, any division, business unit or member of the HART Group;

(c) any joint venture agreement entered into by entities within the HART Group;

(d) any guarantee, indemnity, representation, warranty or other Liability of any member of the HART Group or the HBIO Group in respect of any other HART Contract, any HART Liability or the HART Business;

(e) any employment, change of control, retention, consulting, indemnification, termination, severance or other similar agreements with any HART Group Employee or consultants of the HART Group that are in effect as of the Separation Date; and

(f) any contract or agreement that is otherwise expressly contemplated pursuant to this Agreement or any of the other Ancillary Agreements to be assigned to HART or any member of the HART Group; or

(g) any contract or agreement listed on Schedule 1.1.

“HART Employee” means (i) any individual who, immediately prior to the Separation, is either actively employed by, or then on an approved leave of absence from, any member of the HART Group and (ii) any Transferred Employee.

“HART Employment” means a HART Employee’s employment with any member of the HART Group.

“HART Fair Value Per Option” means for each HART Option, the Black Scholes value per share of such HART Option immediately following the Distribution as determined by the Compensation Committee of the HBIO Board in its sole discretion, based on assumptions necessary to preserve the value of the Existing HBIO Option Amounts and Existing HBIO Restricted Stock Unit Amount as adjusted in accordance with the requirements of Article VIII hereof.

“HART Group” shall mean HART, each Subsidiary of HART immediately after the Separation Date and each other Person that is controlled directly or indirectly by HART immediately after the Separation Date.

“HART Indebtedness” means the aggregate principal amount of total liabilities (whether long-term or short-term) for borrowed money (including capitalized leases) of the HART Group collectively, as determined for purposes of its annual and quarterly financial statements prepared in accordance with GAAP.

“HART Indemnitees” shall have the meaning set forth in Section 5.3.

“HART Intellectual Property” means (a) the patents, patent applications, statutory invention registrations, registered trademarks, registered service marks, registered Internet domain names and copyright registrations (collectively, “Registrable IP”) set forth on Schedule 1.2(a), (b) all Registrable IP that is owned exclusively by any member of the HART Group at or prior to the Separation Date, excluding any such Registrable IP that has been assigned by any member of the HART Group to any member of the HBIO Group prior to the Separation Date, and (c) all Intellectual Property, other than Registrable IP, that is owned by or licensed to any member of the HBIO Group or HART Group and that is used or held for use primarily in the HART Business as of the Separation Date.

“HART Liabilities” shall have the meaning set forth in Section 2.3(a).

“HART Long-Term Incentive Plan” means the Harvard Apparatus Regenerative Technology Inc. 2013 Equity Incentive Plan.

“HART Participant” shall mean any individual who, immediately following the Separation Date, is a HART Employee, a Former HART Employee, a Transferred Employee or a beneficiary, dependent or alternate payee of any of the foregoing who participates in or is eligible for benefits under a HART Benefit Plan.

“HART Option” means an option which may be exercised to acquire HART common stock and issued by HART in connection with the equitable adjustment of a HBIO Option as part of the Distribution.

“HART Ratio” means the quotient obtained by dividing the HART Stock Value by the HBIO Stock Value, carried out to four decimal places.

“HART Software” means all Software owned by any member of the HBIO Group or HART Group and that is primarily used or held for use in the HART Business as of the Separation Date.

“HART Stock Value” means, unless otherwise determined by the Compensation Committee of the HBIO Board in its sole discretion in order to effect an equitable adjustment of a HBIO Option in connection with the Distribution, the closing per share trading price of HART Common Stock on a when issued basis on the Distribution Date or, if none, the opening per share trading price of HART Common Stock on the first date following the Distribution Date on which there is trading).

“HART Technology” means all Technology owned by any member of the HBIO Group or HART Group and that is primarily used or held for use in the HART Business as of the Separation Date.

“HART Transfer Documents” shall have the meaning set forth in Section 2.4(b).

“HART Value Factor” means Twenty Percent (20%).

“HBIO” shall have the meaning set forth in the Preamble.

“HBIO 401(k) Plan” shall mean the Harvard Bioscience Inc. 401(k) Plan.

“HBIO Annual Statements” shall have the meaning set forth in Section 6.4(b).

“HBIO’s Auditors” shall have the meaning set forth in Section 6.4(b).

“HBIO Accounts” shall have the meaning set forth in Section 2.6(a).

“HBIO Benefit Plan” shall mean, any Benefit Plan sponsored or maintained by HBIO.

“HBIO Board” shall have the meaning set forth in the Recitals.

“HBIO Business” means the business of HBIO and its various existing and future business units and subsidiaries not including the HART Business.

“HBIO Common Stock” shall mean the common stock, par value $.01 per share, of HBIO.

“HBIO Disclosure Portions” means all (a) information set forth in, incorporated by reference into, or omitted from, the Form 10 Registration Statement to the extent relating exclusively to (i) the HBIO Group, (ii) all business and operations of HBIO that is not included in the HART Business, (iii) HBIO’s intentions with respect to the Distribution, or (iv) the terms of the Distribution, including, without limitation, the form, structure and terms of any transaction(s) and/or offering(s) to effect the Distribution and the timing of and conditions to the consummation of the Distribution and (b) information publicly disclosed by HBIO outside of the Form 10 Registration Statement to the extent relating exclusively to (x) the items enumerated in subparagraphs (i)-(iv) above, or (y) HART, in each case to the extent that such information is attributed to HART and/or HART’s directors and officers, for liability purposes under the Securities Act or the Exchange. For the avoidance of doubt, information publicly disclosed by HART Employees regarding information related to HART shall not be deemed to be information publicly disclosed by HBIO notwithstanding that such HART Employees may have been employees of HBIO at the time of the public disclosure.

“HBIO Employee” means any individual who, immediately prior to the Separation Date, is either actively employed by, or then on an approved leave of absence from, any member of the HBIO Group, excluding the Transferred Employees.

“HBIO Employment” means an HBIO Employee’s employment with any member of the HBIO Group.

“HBIO Group” shall mean HBIO, each Subsidiary of HBIO immediately after the Separation Date and each other Person that is controlled directly or indirectly by HBIO immediately after the Separation Date (in each case other than any member of the HART Group).

“HBIO Indemnitees” shall have the meaning set forth in Section 5.2.

“HBIO Intellectual Property” means (i) the HBIO Name and HBIO Marks and (ii) all other Intellectual Property that is owned by any member of the HBIO Group or the HART Group, other than the HART Intellectual Property.

“HBIO Long-Term Incentive Plan” means collectively, the Harvard Bioscience, Inc. Third Amended and Restated 2000 Stock Option and Incentive Plan, Harvard Apparatus, Inc. 1996 Stock Option and Grant Plan.

“HBIO Name and HBIO Marks” means the names, marks, trade dress, logos, monograms, domain names and other source or business identifiers of HBIO or any of its Affiliates using or containing “HBIO” (in block letters or otherwise), “HBIO” either alone or in combination with other words or elements and all names, marks, trade dress, logos, monograms, domain names and other source or business identifiers confusingly similar to or embodying any of the foregoing either alone or in combination with other words or elements, together with the goodwill associated with any of the foregoing.

“HBIO Nonqualified Plans” shall have the meaning set forth in Section 8.6(a).

“HBIO Option” means each option issued by HBIO and outstanding on the Distribution Date which may be exercised to acquire HBIO common stock.

“HBIO Post-Distribution Fair Value Per Option” means for each HBIO Option, the Black Scholes value per share of such HBIO Option immediately following the Distribution as determined by the Compensation Committee of the HBIO Board in its sole discretion, based on assumptions necessary to preserve the value of the Existing HBIO Option Amounts and Existing HBIO Restricted Stock Unit Amount as adjusted in accordance with the requirements of Article VIII hereof.

“HBIO Post-Distribution Stock Value” means, unless otherwise determined by the Compensation Committee of the HBIO Board in its sole discretion in order to effect an equitable adjustment of a HBIO Option in connection with the Distribution, the closing per share trading price of HBIO Common Stock on an ex-distribution basis on the Distribution Date or, if none, the closing per share trading price of HBIO Common Stock on the Distribution Date (or, if there is no trading on the Distribution Date, on the first following date on which there is trading).

“HBIO Pre-Distribution Fair Value Per Option” means for each HBIO Option, the Black Scholes value per share of such HBIO Option immediately prior to the Distribution Date as determined by the Compensation Committee of the HBIO Board in its sole discretion, based on assumptions necessary to preserve the value of the Existing HBIO Option Amounts and Existing HBIO Restricted Stock Unit Amount as adjusted in accordance with the requirements of Article VIII hereof.

“HBIO Public Filings” shall have meaning set forth in Section 6.1(i).

“HBIO Ratio” means the quotient obtained by dividing the HBIO Post-Distribution Stock Value to the HBIO Stock Value, carried out to four decimal places.

“HBIO Software” means all Software that is owned by any member of the HBIO Group or the HART Group, other than the HART Software.

“HBIO Stock Value” means the closing per share trading price of HBIO Common Stock on the day immediately preceding the Distribution Date.

“HBIO Technology” means all Technology that is owned by any member of the HBIO Group or the HART Group, other than the HART Technology.

“HBIO Transfer Documents” shall have the meaning set forth in Section 2.1(b).

“HBIO Value Factor” means Eighty Percent (80%).

“Hazardous Materials” means any chemical, material, substance, waste, pollutant, emission, discharge, release or contaminant that could result in liability under, or that is prohibited, limited or regulated by or pursuant to, any Environmental Law, and any natural or artificial substance (whether solid, liquid or gas, noise, ion, vapor or electromagnetic) which could cause harm to human health or the environment, including petroleum, petroleum products and byproducts, asbestos and asbestos-containing materials, urea formaldehyde foam insulation, electronic, medical or infectious wastes, polychlorinated biphenyls, radon gas, radioactive substances, chlorofluorocarbons and all other ozone-depleting substances.

“Health and Welfare Plans” means any plan, fund or program which was established or is maintained for the purpose of providing for its participants or their beneficiaries, through the purchase of insurance or otherwise, medical, dental, surgical or hospital care or benefits, or benefits in the event of sickness, accident, disability, death or unemployment, or vacation benefits, apprenticeship or other training programs or day care centers, scholarship funds, or prepaid legal services, including any such plan, fund or program as defined in Section 3(1) of ERISA. When immediately preceded by “HBIO,” Health and Welfare Plans means each Health and Welfare Plan that is a HBIO Benefit Plan. When immediately preceded by “HART,” Health and Welfare Plans means each Health and Welfare Plan that is a HART Benefit Plan.

“HIPAA” means the health insurance portability and accountability requirements for “group health plans” under the Health Insurance Portability and Accountability Act of 1996, as amended.

“Indemnifying Party” shall have the meaning set forth in Section 5.4(a).

“Indemnitee” shall have the meaning set forth in Section 5.4(a).

“Indemnity Payment” shall have the meaning set forth in Section 5.4(a).

“Information” shall mean information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data.

“Information Statement” shall mean each preliminary, final or supplemental information statement forming a part of the Form 10 Registration Statement.

“Intellectual Property” means all of the following whether arising under the Laws of the United States or of any other foreign or multinational jurisdiction: (i) patents, patent applications (including patents issued thereon) and statutory invention registrations, including reissues, divisions, continuations, continuations in part, substitutions, renewals, extensions and reexaminations of any of the foregoing, and all rights in any of the foregoing provided by international treaties or conventions, (ii) trademarks, service marks, trade names, service names, trade dress, logos and other source or business identifiers, including all goodwill associated with any of the foregoing, and any and all common law rights in and to any of the foregoing, registrations and applications for registration of any of the foregoing, all rights in and to any of the foregoing provided by international treaties or conventions, and all reissues, extensions and renewals of any of the foregoing, (iii) Internet domain names, (iv) copyrightable works, copyrights, moral rights, mask work rights, database rights and design rights, in each case, other than Software, whether or not registered, and all registrations and applications for registration of any of the foregoing, and all rights in and to any of the foregoing provided by international treaties or conventions, (v) confidential and proprietary information, including trade secrets, invention disclosures, processes and know-how, in each case, other than Software, (vi) intellectual property rights arising from or in respect of any Technology, and (vii) Software, other than commercially available “off-the-shelf” software.

“Intellectual Property Matters Agreement” means the Intellectual Property Matters Agreement, dated as of the date hereof, between HBIO and HART.

“IRS” shall have the meaning set forth in the Recitals.

“Insurance Proceeds” shall mean those monies: (a) received by an insured from an insurance carrier; or (b) paid by an insurance carrier on behalf of the insured; in any such case net of any applicable premium adjustments (including reserves and retrospectively rated premium adjustments) and net of any costs or expenses incurred in the collection thereof; provided, however, with respect to a captive insurance arrangement, Insurance Proceeds shall only include amounts received by the captive insurer in respect of any reinsurance arrangement.

“Law” shall mean any applicable national, supranational, federal, state, provincial, local or similar law (including common law), statute, code, order, ordinance, rule, regulation, treaty (including any income tax treaty), license, permit, authorization, approval, consent, decree, injunction, binding judicial or administrative interpretation or other requirement, in each case, enacted, promulgated, issued or entered by a Governmental Authority.

“Liabilities” shall mean any and all debts, guarantees, assurances, commitments, liabilities, responsibilities, Losses, remediation, deficiencies, damages, fines, penalties, settlements, sanctions, costs, expenses, interest and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, accrued or not accrued, asserted or unasserted, liquidated or unliquidated, foreseen or unforeseen, known or unknown, reserved or unreserved, or determined or determinable, including those arising under any Law, claim (including any Third-Party Claim), demand, Action, or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority or arbitration tribunal, and those arising under any contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment or undertaking, or any fines, damages or equitable relief that is imposed, in each case, including all costs and expenses relating thereto.

“Losses” shall mean actual losses (including any diminution in value), costs, damages, penalties and expenses (including legal and accounting fees and expenses and costs of investigation and litigation), whether or not involving a Third-Party Claim.

“NASDAQ” shall mean the NASDAQ Capital Market.

“Option” shall mean either HBIO Option, HART Option, or both, as the context requires.

“Participating Company” means (a) HBIO and (b) any other Person (other than an individual) that participates in a plan sponsored by any member of the HBIO Group.

“Person” shall mean an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity, any other entity and any Governmental Authority.

“Private Letter Ruling” shall have the meaning set forth in the Recitals.

“Privilege” shall mean, relating to the members of the HBIO Group or HART Group, information and advice that has been previously developed of such entities but is legally protected from disclosure under legal privileges, such as the attorney-client privilege or work product exemption and other concepts of legal privilege.

“Product Distribution Agreement” means the Product Distribution Agreement, dated as of the date hereof, between HBIO and HART.

“Record Date” shall mean, in the case of a Distribution that is a spin-off, the close of business on the date to be determined by the HBIO Board as the record date for determining shareholders of HBIO entitled to receive shares of HART Common Stock in such Distribution.

“Release” means any release, spill, emission, discharge, leaking, pumping, pouring, dumping, injection, deposit, disposal, dispersal, leaching or migration of Hazardous Materials into the environment (including, ambient air, surface water, groundwater and surface or subsurface strata).

“Replacement Fair Value” means the result obtained by subtracting (A) the product obtained by multiplying the Existing HBIO Option Amount by the related HBIO Post-Distribution Fair Value Per Option from (B) the product obtained by multiplying (a) the Existing HBIO Option Amount by (b) the related HBIO Pre-Distribution Fair Value Per Option.

“Representatives” means, with respect to any Person, any of such Person’s directors, officers, employees, agents, consultants, advisors, accountants, attorneys or other representatives.

“Response” shall have the meaning set forth in Section 9.2.

“Restricted Stock Unit” when immediately preceded by “HBIO,” means a deferred stock award of restricted stock units issued under the HBIO Long-Term Incentive Plan and, when immediately preceded by “HART,” means a deferred stock award of restricted stock units issued under the HART Long-Term Incentive Plan.

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Securities Act” shall mean the U.S. Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

“Security Interest” shall mean any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer, or other encumbrance of any nature whatsoever.

“Separation” shall have the meaning set forth in the Recitals.

“Separation Date” shall mean the date first set forth above in this Agreement.

“Software” means any and all (i) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (iv) documentation, including user manuals and other training documentation, relating to any of the foregoing.

“Subsidiary” or “subsidiary” shall mean, with respect to any Person, any corporation, limited liability company, joint venture or partnership of which such Person (i) beneficially owns, either directly or indirectly, more than fifty percent (50%) of (A) the total combined voting power of all classes of voting securities of such Person, (B) the total combined equity interests or (C) the capital or profit interests, in the case of a partnership, or (ii) otherwise has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body.

“Tax Sharing Agreement” means the Tax Sharing Agreement, dated as of the date hereof, between HBIO and HART.

“Taxes” shall have the meaning set forth in the Tax Sharing Agreement.

“Technology” means tangible embodiments, whether in electronic, written or other media, of technology, including designs, design and manufacturing documentation (such as bill of materials, build instructions and test reports), schematics, algorithms, routines, software, databases, lab notebooks, development and lab equipment, processes, prototypes and devices. Technology does not include Intellectual Property in any of the foregoing.

“Third-Party Claim” shall have the meaning set forth in Section 5.5(a).

“Transfer Documents” shall have the meaning set forth in Section 2.4(b).

“Transferred Employee” means any individual who in connection with the Separation (at the time of the Separation or thereafter) is transferring his or her primary employment from HBIO or any member of the HBIO Group to HART or any member of the HART Group.

“Transition Services Agreement” shall mean the Transition Services Agreement, dated as of the date hereof, by and between HBIO and HART.

ARTICLE II

THE SEPARATION

2.1. Transfer of Assets and Assumption of Liabilities.

(a) On the Separation Date, to the extent not previously effectuated prior to the date hereof:

(i) HBIO shall, and shall cause its applicable Subsidiaries to, assign, transfer, convey and deliver to HART, or certain of HART’s Subsidiaries designated by HART, and HART or such Subsidiaries shall accept from HBIO and its applicable Subsidiaries, all of HBIO’s and such Subsidiaries’ respective direct or indirect right, title and interest in and to all of the HART Assets, including without limitation all transfers of all “Transferred Intellectual Property”, “Transferred Licenses”, (in both cases, as such terms are defined in the Intellectual Property Matters Agreement) and Technology used in the HART Business, in each case pursuant to the Intellectual Property Matters Agreement;

(ii) HART and certain of its Subsidiaries designated by HART shall accept, assume and agree faithfully to perform, discharge and fulfill all the HART Liabilities in accordance with their respective terms. HART and such Subsidiaries shall be responsible for all HART Liabilities, regardless of when or where such HART Liabilities arose or arise, or whether the facts on which they are based occurred prior to or subsequent to the Separation Date, regardless of where or against whom such HART Liabilities are asserted or determined (including any HART Liabilities arising out of claims made by HBIO’s or HART’s respective directors, officers, employees, agents, Subsidiaries or Affiliates against any member of the HBIO Group or the HART Group) or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the HBIO Group or the HART Group, or any of their respective directors, officers, employees, agents, Subsidiaries or Affiliates;

(b) In furtherance of the assignment, transfer, conveyance and delivery of the HART Assets and the assumption of the HART Liabilities in accordance with Sections 2.1(a)(i) and 2.1(a)(ii), on the date that such HART Assets are assigned, transferred, conveyed or delivered or such HART Liabilities are assumed (i) HBIO shall execute and deliver, and shall cause its Subsidiaries to execute and deliver, such bills of sale, quitclaim deeds, stock powers, certificates of title, assignments of contracts and other instruments of transfer, conveyance and assignment as and to the extent necessary to evidence the transfer, conveyance and assignment of all of HBIO’s and its Subsidiaries’ (other than HART and its Subsidiaries) right, title and interest in and to the HART Assets to HART and its Subsidiaries, and (ii) HART shall execute and deliver, and shall cause its Subsidiaries to execute and deliver, such assumptions of contracts and other instruments of assumption as and to the extent necessary to evidence the valid and effective assumption of the HART Liabilities by HART and its Subsidiaries. All of the foregoing documents contemplated by this Section 2.1(b) shall be referred to collectively herein as the “HBIO Transfer Documents”.

(c) In the event that at any time or from time to time (whether prior to or after any Separation Date), any Party hereto (or any member of such Party’s respective Group), shall receive or otherwise possess any Asset that is allocated to any other Person pursuant to this Agreement or any other Ancillary Agreement, such Party shall promptly transfer, or cause to be transferred, such Asset to the Person so entitled thereto. Prior to any such transfer, the Person receiving or possessing such Asset shall hold such Asset in trust for any such other Person.

(d) HART hereby waives compliance by each and every member of the HBIO Group with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the HART Assets to any member of the HART Group.

(e) HBIO hereby waives compliance by each and every member of the HART Group with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the Excluded Assets to any member of the HBIO Group.

2.2. HART Assets.

(a) For purposes of this Agreement, “HART Assets” shall mean (without duplication):

(i) all Assets that are expressly provided by this Agreement or any other Ancillary Agreement as Assets to be transferred to HART or any other member of the HART Group, including the Assets listed on Schedule 2.2(a)(i);

(ii) all HART Contracts;

(iii) all Assets reflected as assets of HART or its Subsidiaries, if any, on the HART Balance Sheet, subject to any dispositions of such Assets subsequent to the date of the HART Balance Sheet;

(iv) all HART Intellectual Property, HART Software and HART Technology; and

(v) except as contemplated by Section 2.5(b), any and all Assets owned or held immediately prior to the Separation Date by HBIO or any of its Subsidiaries that are used primarily in the HART Business. The intention of this clause (v) is only to rectify any inadvertent omission of transfer or conveyance of any Assets that, had the Parties given specific consideration to such Asset as of the date hereof, would have otherwise been classified as a HART Asset. No Asset shall be deemed to be a HART Asset solely as a result of this clause (v) if such Asset is within the category or type of Asset expressly covered by the terms of an Ancillary Agreement unless the Party claiming entitlement to such Asset can establish that the omission of the transfer or conveyance of such Asset was inadvertent.

Notwithstanding the foregoing, the HART Assets shall not in any event include the Excluded Assets referred to in Section 2.2(b). All rights of the HART Group in respect of HBIO insurance policies are set forth in Section 6.5 and shall not otherwise be included in the HART Assets.

(b) For the purposes of this Agreement, “Excluded Assets” shall mean (without duplication):

(i) any and all Assets that are expressly contemplated by this Agreement or any other Ancillary Agreement (or the Schedules hereto or thereto) as Assets to be retained by HBIO or any other member of the HBIO Group;

(ii) any cash or cash equivalents withdrawn from HART Accounts in accordance with Section 2.6(e);

(iii) the HBIO Intellectual Property and the HBIO Technology; and

(iv) any and all Assets of any members of the HBIO Group that are not HART Assets.

2.3. HART Liabilities.

(a) For the purposes of this Agreement, “HART Liabilities” shall mean (without duplication):

(i) all Liabilities, including any Environmental Liabilities and any Liability relating to the protection of human and occupational health and safety, the protection or restoration of, or prevention of harm to, the environment or natural resources, relating to, arising out of or resulting from:

(A) the operation of the HART Business, as conducted at any time prior to, on or after the Separation Date (including any Liability relating to, arising out of or resulting from any act or failure to act by any Representative (whether or not such act or failure to act is or was within such Person’s authority));

(B) the operation of any business conducted by any member of the HART Group at any time after the Separation Date (including any Liability relating to, arising out of or resulting from any act or failure to act by any Representative (whether or not such act or failure to act is or was within such Person’s authority)); or

(C) any HART Assets (including without limitation any HART Contracts and any real property and leasehold interests);

in any such case whether arising before, on or after the Separation Date;

(ii) any and all Liabilities that are expressly provided by this Agreement or any other Ancillary Agreement (or the schedules or exhibits hereto or thereto) as Liabilities to be assumed by HART or any member of the HART Group, and all agreements, obligations and Liabilities of any member of the HART Group under this Agreement or any of the other Ancillary Agreements;

(iii) all Liabilities relating to, arising out of or resulting from any terminated, divested or discontinued businesses and operations of the HART Business;

(iv) all Liabilities reflected as liabilities or obligations of HART or its Subsidiaries on the HART Balance Sheet, subject to any discharge of such Liabilities subsequent to the date of the HART Balance Sheet; and

(v) all Liabilities arising out of claims made by HBIO’s or HART’s respective directors, officers, shareholders, employees, agents, Subsidiaries or Affiliates against any member of the HBIO Group or the HART Group to the extent relating to, arising out of or resulting from the HART Business.

Notwithstanding the foregoing, the HART Liabilities shall not include the Excluded Liabilities referred to in Section 2.3(b) below.

(b) For the purposes of this Agreement, “Excluded Liabilities” shall mean (without duplication):

(i) any and all Liabilities that are expressly contemplated by this Agreement or any other Ancillary Agreement (or the Schedules hereto or thereto) as Liabilities to be retained or assumed by HBIO or any other member of the HBIO Group, and all agreements and obligations of any member of the HBIO Group under this Agreement or any of the other Ancillary Agreements;

(ii) any and all Liabilities of a member of the HBIO Group to the extent relating to, arising out of or resulting from any Excluded Assets;

(iii) any and all Liabilities of any members of the HBIO Group that are not HART Liabilities; and

(iv) any and all third-party legal, accounting and other operating costs and expenses actually incurred with respect to the HART Business through the Distribution (including without limitation those relating to the Separation and Distribution).

2.4. Transfer of Excluded Assets; Assumption of Excluded Liabilities.

(a) To the extent any Excluded Asset is transferred or assigned to, or any Excluded Liability is assumed by, a member of the HART Group at the Separation Date or is owned or held by a member of the HART Group after the Separation Date, from and after the Separation Date:

(i) HART shall, and shall cause its applicable Subsidiaries to, promptly assign, transfer, convey and deliver to HBIO or certain of its Subsidiaries designated by HBIO, and HBIO or such Subsidiaries shall accept from HART and its applicable Subsidiaries, all of HART’s and such Subsidiaries’ respective right, title and interest in and to such Excluded Assets; and

(ii) HBIO and certain of its Subsidiaries designated by HBIO will promptly accept, assume and agree faithfully to perform, discharge and fulfill all such Excluded Liabilities in accordance with their respective terms.

(b) In furtherance of the assignment, transfer, conveyance and delivery of Excluded Assets and the assumption of Excluded Liabilities set forth in Sections 2.4(a)(i) and 2.4(a)(ii) and without any additional consideration therefor: (A) HART shall execute and deliver, and shall cause its Subsidiaries to execute and deliver, such bills of sale, quitclaim deeds, stock powers, certificates of title, assignments of contracts and other instruments of transfer, conveyance and assignment as and to the extent necessary to evidence the transfer, conveyance and assignment of all of HART’s and its Subsidiaries’ right, title and interest in and to the Excluded Assets to HBIO and its Subsidiaries, and (B) HBIO shall execute and deliver such assumptions of contracts and other instruments of assumption as and to the extent necessary to evidence the valid and effective assumption of the Excluded Liabilities by HBIO. All of the foregoing documents contemplated by this Section 2.4(b) shall be referred to collectively herein as the “HART Transfer Documents” and, together with the HBIO Transfer Documents, the “Transfer Documents.”

2.5. Approvals and Notifications.

(a) To the extent that the transfer or assignment of any HART Asset, the assumption of any HART Liability, the Separation or the Distribution requires any Approvals or Notifications, the Parties will use their commercially reasonable efforts to obtain or make such Approvals or Notifications as soon as reasonably practicable; provided, however, that, except to the extent expressly provided in this Agreement or any of the other Ancillary Agreements, neither HBIO nor HART shall be obligated to contribute capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Person in order to obtain or make such Approvals or Notifications.

(b) If and to the extent that the valid, complete and perfected transfer or assignment to the HART Group of any HART Assets or assumption by the HART Group of any HART Liabilities would be a violation of applicable Law or require any Approvals or Notifications in connection with the Separation or the Distribution, that has not been obtained or made by the Separation Date then, unless the Parties hereto mutually shall otherwise determine, the transfer or assignment to the HART Group of such HART Assets or the assumption by the HART Group of such HART Liabilities, as the case may be, shall be automatically deemed deferred and any such purported transfer, assignment or assumption shall be null and void until such time as all legal impediments are removed or such Approvals or Notifications have been obtained or made. Notwithstanding the foregoing, any such HART Assets or HART Liabilities shall continue to constitute HART Assets and HART Liabilities for all other purposes of this Agreement.

(c) If any transfer or assignment of any HART Asset or any assumption of any HART Liabilities intended to be transferred, assigned or assumed hereunder, as the case may be, is not consummated on or prior to the Separation Date, whether as a result of the provisions of Section 2.5(b) or for any other reason, then, insofar as reasonably possible, the member of the HBIO Group retaining such HART Asset or such HART Liability, as the case may be, shall thereafter hold such HART Asset or HART Liability, as the case may be, for the use and benefit of the member of the HART Group entitled thereto (at the expense of the member of the HART Group entitled thereto). In addition, the member of the HBIO Group retaining such HART Asset or such HART Liability shall, insofar as reasonably possible and to the extent permitted by applicable Law, treat such HART Asset or HART Liability in the ordinary course of business in accordance with past practice and take such other actions as may be reasonably requested by the member of the HART Group to whom such HART Asset is to be transferred or assigned, or which will assume such HART Liability, as the case may be, in order to place such member of the HART Group in a substantially similar position as if such HART Asset or HART Liability had been transferred, assigned or assumed as contemplated hereby and so that all the benefits and burdens relating to such HART Asset or HART Liability, as the case may be, including use, risk of loss, potential for gain, and dominion, control and command over such HART Asset or HART Liability, as the case may be, is to inure from and after the Separation Date to the HART Group.

(d) If and when the Approvals or Notifications, the absence of which caused the deferral of transfer or assignment of any HART Asset or the deferral of assumption of any HART Liability pursuant to Section 2.5(b), are obtained or made, and, if and when any other legal impediments for the transfer or assignment of any HART Asset or the assumption of any HART Liability have been removed, the transfer or assignment of the applicable HART Asset or the assumption of the applicable HART Liability, as the case may be, shall be effected in accordance with the terms of this Agreement and/or the applicable Ancillary Agreement.

(e) Any member of the HBIO Group retaining a HART Asset or HART Liability due to the deferral of the transfer or assignment of such HART Asset or the deferral of the assumption of such HART Liability, as the case may be, shall not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced (or otherwise made available) by HART or the member of the HART Group entitled to the HART Asset or HART Liability, other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees, all of which shall be promptly reimbursed by HART or the member of the HART Group entitled to such HART Asset or HART Liability.

2.6. Bank Accounts; Cash Balances.

(a) HBIO and HART each agrees to take, or cause the respective members of their respective Groups to take, at the Distribution Date (or such earlier time as HBIO and HART may agree), all actions necessary to amend all contracts or agreements governing each bank and brokerage account owned by HART or any other member of the HART Group (collectively, the “HART Accounts”) so that such HART Accounts, if currently linked (whether by automatic withdrawal, automatic deposit or any other authorization to transfer funds from or to, hereinafter “linked”) to any bank or brokerage account owned by HBIO or any other member of the HBIO Group (collectively, the “HBIO Accounts”) are no longer linked following the Distribution.

(b) HBIO and HART each agrees to take, or cause the respective members of their respective Groups to take, at the Distribution Date (or such earlier time as HBIO and HART may agree), all actions necessary to amend all HART Contracts governing the HBIO Accounts so that such HBIO Accounts, if currently linked to a HART Account, are de-linked from the HART Accounts.

(c) It is intended that, following consummation of the actions contemplated by Sections 2.6(a) and 2.6(b), there will be in place separate cash management processes for each of HBIO and HART, pursuant to which (i) the HBIO Accounts will be managed separately and funds collected will be transferred into one (1) or more accounts maintained by HBIO, and (ii) the HART Accounts will be managed separately and funds collected will be transferred into one (1) or more accounts maintained by HART.

(d) With respect to any outstanding checks issued by HBIO, HART, or any of their respective Subsidiaries prior to the Separation, such outstanding checks shall be honored following the Separation by the Person or Group owning the account on which the check is drawn.

(e) As between HBIO and HART (and the members of their respective Groups) all payments made and reimbursements received after the Distribution Date by either Party (or member of its Group) that relate to a business, Asset or Liability of the other Party (or member of its Group), shall be held by such Party in trust for the use and benefit of the Party entitled thereto and, promptly upon receipt by such Party of any such payment or reimbursement, such Party shall pay over, or shall cause the applicable member of its Group to pay over to the other Party the amount of such payment or reimbursement.

2.7. Other Documents, Items and Ancillary Agreements. Effective as of the date hereof, or such later date as agreed to by the Parties (but not with respect to clause (ii) below), each of HBIO and HART will execute, deliver and/or provide (as applicable), or will cause its appropriate Subsidiaries to execute and deliver, all of the following items and agreements applicable to such Party:

(i) all Ancillary Agreements to which it is a Party;

(ii) HBIO shall make a capital contribution to HART in the amount of at least $15 million; and

(iii) such other agreements, documents or instruments as the Parties may agree are necessary or desirable in order to achieve the purposes hereof.

2.8 Termination of Agreements. (a) Except as set forth in Section 2.8(b), on behalf of the Parties and their respective Groups, the Parties hereby terminate any and all written or oral agreements, arrangements, commitments or understandings, between or among them, effective as of the Distribution Date; and each Party shall, at the reasonable request of the other Party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.

(b) The provisions of Section 2.8(a) shall not apply to any of the following agreements, arrangements, commitments or understandings (or to any of the provisions thereof): (i) this Agreement and the Ancillary Agreements (and each other agreement or instrument expressly contemplated by this Agreement or any other Ancillary Agreement to be entered into by any of the Parties hereto or any of the members of their respective Groups that shall survive in accordance with their respective terms); (ii)  any agreements, arrangements, commitments or understandings to which any Person other than the parties hereto and their respective Affiliates is a party (it being understood that to the extent that the rights and obligations of the parties and the members of their respective Groups under any such agreements, arrangements, commitments or understandings constitute HART Assets or HART Liabilities, they shall be assigned pursuant to Section 2.1); (iii) any intercompany accounts payable or accounts receivable accrued as of the Distribution Date that are reflected in the books and records of the parties or otherwise documented in writing in accordance with past practices; (iv) any agreements, arrangements, commitments or understandings to which any non-wholly owned Subsidiary of HBIO or HART, as the case may be, is a party; and (v) any other agreements, arrangements, commitments or understandings that this Agreement or any other Ancillary Agreement expressly contemplates will survive the Distribution Date.

2.9. Disclaimer of Representations and Warranties. EACH OF HBIO (ON BEHALF OF ITSELF AND EACH MEMBER OF THE HBIO GROUP) AND HART (ON BEHALF OF ITSELF AND EACH MEMBER OF THE HART GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN ANY OTHER ANCILLARY AGREEMENT, NO PARTY TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR OTHERWISE, IS REPRESENTING OR WARRANTING IN ANY WAY AS TO THE ASSETS, BUSINESSES OR LIABILITIES TRANSFERRED OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY, AS TO ANY CONSENTS OR APPROVALS REQUIRED IN CONNECTION THEREWITH, AS TO THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS OF, OR ANY OTHER MATTER CONCERNING, ANY ASSETS OF SUCH PARTY, OR AS TO THE ABSENCE OF ANY DEFENSES OR RIGHT OF SETOFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY CLAIM OR OTHER ASSET, INCLUDING ANY ACCOUNTS RECEIVABLE, OF ANY PARTY, OR AS TO THE LEGAL SUFFICIENCY OF ANY ASSIGNMENT, DOCUMENT OR INSTRUMENT DELIVERED HEREUNDER TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF. EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN OR IN ANY OTHER ANCILLARY AGREEMENT, ALL SUCH ASSETS ARE BEING TRANSFERRED ON AN “AS IS,” “WHERE IS” BASIS (AND, IN THE CASE OF ANY REAL PROPERTY, BY MEANS OF A QUITCLAIM OR SIMILAR FORM DEED OR CONVEYANCE) AND THE RESPECTIVE TRANSFEREES SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT (I) ANY CONVEYANCE WILL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD AND MARKETABLE TITLE, FREE AND CLEAR OF ANY SECURITY INTEREST, AND (II) ANY NECESSARY APPROVALS OR NOTIFICATIONS ARE NOT OBTAINED OR THAT ANY REQUIREMENTS OF LAWS OR JUDGMENTS ARE NOT COMPLIED WITH.

ARTICLE III

THE FORM 10 REGISTRATION

3.1. Transactions Prior to the Effectiveness of the Form 10 Registration Statement.

(a) HBIO and HART shall use their reasonable best efforts to cause the Form 10 Registration Statement to be declared effective. Such actions shall include, but not necessarily be limited to, those specified in this Section 3.1.

(b) HART shall file such amendments or supplements to the Form 10 Registration Statement as may be necessary in order to cause the same to become and remain effective as required by Law, including, but not limited to, filing such amendments to the Form 10 Registration Statement as may be required by the SEC or federal, state or foreign securities Laws. HBIO and HART shall also cooperate in preparing, filing with the SEC and causing to become effective any registration statements or amendments thereof which are required to reflect the establishment of, or amendments to, any employee benefit and other plans necessary or appropriate in connection with the Separation, the Distribution or the other transactions contemplated by this Agreement and the Ancillary Agreements.

(c) HART shall prepare, file and use reasonable best efforts to seek to make effective, an application for listing of the HART Common Stock on the NASDAQ, subject to official notice of issuance.

(d) At or prior to the Separation, HBIO and HART shall each take all actions that may be required to provide for the adoption, and filing as necessary, by HART of an Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each in form mutually acceptable to the HBIO Board and HART Board.

ARTICLE IV

THE DISTRIBUTION

4.1. The Distribution.

(a) HART shall cooperate with HBIO to accomplish the Distribution and shall, at HBIO’s direction, promptly take any and all actions necessary or desirable to effect the Distribution, including, without limitation, the registration under the Securities Act of HART Common Stock on an appropriate registration form or forms to be designated by HBIO. HBIO shall select any investment bank or manager in connection with the Distribution, as well as any financial printer, solicitation and/or exchange agent and financial, legal, accounting and other advisors for HBIO. HART and HBIO, as the case may be, will provide to the Agent all share certificates and any information required in order to complete the Distribution.

(b) Subject to Section 4.3 hereof, on or prior to the Distribution Date, HBIO will deliver to the Agent for the benefit of holders of record of HBIO Common Stock on the Record Date all of the outstanding shares of HART Common Stock then owned by HBIO or any member of the HBIO Group (including, if such shares are represented by one or more stock certificates, such stock certificates, endorsed by HBIO in blank), and shall cause the transfer agent for the shares of HBIO Common Stock to instruct the Agent to distribute on the Distribution Date the appropriate number of such shares of HART Common Stock to each such holder or designated transferee or transferees of such holder. The Distribution shall be effective at 12:01 a.m. Eastern Standard Time on the Distribution Date or at such other time as the Parties may agree.

(c) Subject to Section 4.4, each holder of HBIO Common Stock on the Record Date (or such holder’s designated transferee or transferees) will be entitled to receive in the Distribution a number of shares of HART Common Stock equal to the number of shares of HBIO Common Stock held by such holder on the Record Date multiplied by the Distribution Ratio.

4.2. Actions Prior to the Distribution.

(a) HBIO and HART shall prepare, and HBIO shall mail, prior to the Distribution Date, to the holders of HBIO Common Stock, such information concerning HART, its business, operations and management, the Distribution and such other matters as HBIO shall reasonably determine and as may be required by Law. HBIO shall bear the cost of any such delivery to its stockholders. HBIO and HART will prepare, and HART will, to the extent required under applicable Law, file with the SEC any such documentation and any requisite no-action letters which HBIO determines are necessary or desirable to effectuate the Distribution and HBIO and HART shall each use its reasonable best efforts to obtain all necessary approvals from the SEC with respect thereto as soon as practicable.

(b) HBIO and HART shall take all such action as may be necessary or appropriate under the securities or blue sky Laws of the United States (and any comparable Laws under any foreign jurisdiction) in connection with the Distribution.

(c) HBIO and HART shall take all reasonable steps necessary and appropriate to cause the conditions set forth in Section 4.3 (subject to Section 11.2(b)) to be satisfied and to effect the Distribution on any Distribution Date.

(d) HART shall prepare and file, and shall use its reasonable best efforts to have approved, an application for the listing of the HART Common Stock to be distributed in the Distribution on NASDAQ, subject to official notice of distribution.

4.3. Conditions to Distribution.

(a) Following the consummation of the Separation, HBIO currently intends to effect the Distribution by means of a spin-off. HBIO shall, in its sole discretion, determine the terms of the Distribution, including, without limitation, the form (including whether to effect the transaction as a spin-off, a split-off or a combination of both transactions), structure and all other terms of any transaction and/or offering to effect the Distribution. HBIO shall have sole discretion to determine the date of consummation of the Distribution at any time after the Separation; and such date as so determined by HBIO is referred to herein as the “Distribution Date.” The consummation of the Distribution will be subject to the satisfaction, or waiver by HBIO in its sole discretion, of the following conditions:

(i) The Separation shall have been completed in accordance with the provisions of Section 2.

(ii) The Form 10 Registration Statement shall have been filed and declared effective by the SEC.

(iii) HBIO shall have made a capital contribution to HART in the amount of at least $15 million.

(iv) The Ancillary Agreements shall have been duly executed and delivered by the parties thereto.

(v) HBIO shall own at least 80.1% of the total voting power with respect to the election and removal of directors of the outstanding HART Common Stock immediately prior to the Distribution.

(vi) Such other actions as the Parties hereto may, based upon the advice of counsel, reasonably request to be taken prior to the Separation and Distribution in order to assure the successful completion of the Separation and Distribution and the other transactions contemplated by this Agreement shall have been taken.

(vii) This Agreement shall not have been terminated.

(viii) The private letter ruling received by HBIO from the IRS prior to the date hereof in connection with the transactions contemplated hereby shall continue in effect and such ruling shall be in form and substance satisfactory to HBIO in its sole discretion, and HBIO’s receipt of an opinion from Burns & Levinson, LLP, counsel to HBIO, to the effect that the Contribution and the Distribution, taken together, will qualify as a transaction that is described in Section 355(a) and 368(a)(1)(D) of the Code.

(ix) All Governmental Approvals necessary to consummate the Distribution shall have been obtained and be in full force and effect.

(x) The actions and filings necessary or appropriate under applicable securities Laws in connection with the Distribution will have been taken or made, and, where applicable, have become effective or been accepted by the applicable Governmental Authority.

(xi) No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Distribution or any of the related transactions shall be in effect, and no other event outside the control of HBIO shall have occurred or failed to occur that prevents the consummation of the Distribution or any of the related transactions.

(xii) The approval for listing on NASDAQ for the shares of the HART Common Stock to be distributed to the HBIO stockholders in the Distribution shall have been obtained.

(xiii) No other events or developments shall have occurred subsequent to the completion of the Separation that, in the judgment of the HBIO Board, would result in the Distribution not being in the best interest of HBIO or its shareholders.

(xiv) the receipt by HBIO of an opinion, in form and substance satisfactory to it, from its financial advisor to the effect that HART and HBIO each will be solvent, adequately capitalized immediately after the Distribution and able to pay its liabilities as they become absolute and mature and that HBIO has sufficient surplus under Delaware law to declare the dividend of HART Common Stock.

(b) The foregoing conditions are for the sole benefit of HBIO and shall not give rise to or create any duty on the part of HBIO or the HBIO Board to waive or not waive such conditions or in any way limit HBIO’s right to terminate this Agreement as set forth in Article XI or alter the consequences of any such termination from those specified in such Article. Any determination made by the HBIO Board prior to the Distribution concerning the satisfaction or waiver of any or all of the conditions set forth in this Section 4.3 shall be conclusive.

4.4. Fractional Shares. As soon as practicable after the Distribution Date, HBIO shall direct the Agent to determine the number of whole shares and fractional shares of HART Common Stock allocable to each holder of record or beneficial owner of HBIO Common Stock as of the Record Date, to aggregate all such fractional shares and to sell the whole shares obtained thereby in open market transactions (with the Agent, in its sole discretion, determining when, how, through which broker-dealer at what price to make such sales), and to cause to be distributed to each such holder or for the benefit of each such beneficial owner, in lieu of any fractional share, such holder’s or owner’s ratable share of the proceeds of such sale, after making appropriate deductions of the amount required to be withheld for federal income tax purposes and after deducting an amount equal to all brokerage charges, commissions and transfer taxes attributed to such sale.

ARTICLE V

MUTUAL RELEASES; INDEMNIFICATION

5.1. Release of Pre-Closing Claims.

(a) Except as provided in Section 5.1(c) and 5.1(d), effective as of the Distribution Date, HART does hereby, for itself and each other member of the HART Group, their respective Affiliates (other than any member of the HBIO Group), successors and assigns, and all Persons who at any time prior to the Distribution Date have been stockholders, directors, officers, agents or employees of any member of the HART Group (in each case, in their respective capacities as such), remise, release and forever discharge HBIO and the members of the HBIO Group, their respective Affiliates (other than any member of the HART Group), successors and assigns, and all Persons who at any time prior to the Distribution Date have been stockholders, directors, officers, agents or employees of any member of the HBIO Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Distribution Date , including in connection with the transactions and all other activities to implement any of the Separation and the Distribution.

(b) Except as provided in Section 5.1(c), effective as of the Distribution Date , HBIO does hereby, for itself and each other member of the HBIO Group, their respective Affiliates (other than any member of the HART Group), successors and assigns, and all Persons who at any time prior to the Distribution Date have been stockholders, directors, officers, agents or employees of any member of the HBIO Group (in each case, in their respective capacities as such), remise, release and forever discharge HART, the respective members of the HART Group, their respective Affiliates (other than any member of the HBIO Group), successors and assigns, and all Persons who at any time prior to the Distribution Date have been stockholders, directors, officers, agents or employees of any member of the HART Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Distribution Date, including in connection with the transactions and all other activities to implement any of the Separation and the Distribution.

(c) Nothing contained in Section 5.1(a) or (b) shall impair any right of any Person to enforce this Agreement, any other Ancillary Agreement or any agreements, arrangements, commitments or understandings that are specified in Section 2.8(b) or the applicable exhibits or schedules thereto not to terminate as of the Separation Date, in each case in accordance with its terms. Nothing contained in Section 5.1(a) or (b) shall release any Person from:

(i) any Liability provided in or resulting from any agreement among any members of the HBIO Group or the HART Group that is specified in Section 2.8(b) or the applicable schedules or exhibits thereto as not to terminate as of the Separation Date, or any other Liability specified in such Section 2.8(b) as not to terminate as of the Separation Date;

(ii) any Liability, contingent or otherwise, assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with, or any other Liability of any member of any Group under, this Agreement or any other Ancillary Agreement;

(iii) any Liability for the sale, lease, construction or receipt of goods, property or services purchased, obtained or used in the ordinary course of business by a member of one Group from a member of the other Group prior to the Separation Date;

(iv) any Liability for unpaid amounts for products or services or refunds owing on products or services due on a value-received basis for work done by a member of one Group at the request or on behalf of a member of the other Group;

(v) any Liability that the Parties may have with respect to indemnification or contribution pursuant to this Agreement for claims brought against the Parties by third Persons, which Liability shall be governed by the provisions of this Article V and Article VI and, if applicable, the appropriate provisions of the Ancillary Agreements or other agreement specified in Section 2.8(b) or the applicable schedules or exhibits thereto; or

(vi) any Liability the release of which would result in the release of any Person other than a Person released pursuant to this Section 5.1.

In addition, nothing contained in Section 5.1(a) shall release HBIO from honoring its existing obligations to indemnify any director, officer or employee of HART who was a director, officer or employee of HBIO on or prior to the Distribution Date, to the extent such director, officer or employee becomes a named defendant in any Action with respect to which such director, officer or employee was entitled to such indemnification pursuant to then existing obligations.

(d) HART shall not make, and shall not permit any member of the HART Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against HBIO or any member of the HBIO Group, or any other Person released pursuant to Section 5.1(a), with respect to any Liabilities released pursuant to Section 5.1(a). HBIO shall not, and shall not permit any member of the HBIO Group, to make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification against HART or any member of the HART Group, or any other Person released pursuant to Section 5.1(b), with respect to any Liabilities released pursuant to Section 5.1(b).

(e) It is the intent of each of HBIO and HART, by virtue of the provisions of this Section 5.1, to provide for a full and complete release and discharge of all Liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed on or before the Separation Date, between or among HART or any member of the HART Group, on the one hand, and HBIO or any member of the HBIO Group, on the other hand (including any contractual agreements or arrangements existing or alleged to exist between or among any such members on or before the Separation Date), except as expressly set forth in Section 5.1(c). At any time, at the request of any other Party, each Party shall cause each member of its respective Group to execute and deliver releases reflecting the provisions hereof.

5.2. Indemnification by HART. Except as provided in Section 5.4, HART shall, and shall cause the other members of the HART Group to, jointly and severally, indemnify, defend and hold harmless HBIO, each member of the HBIO Group and each of their respective directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “HBIO Indemnitees”), from and against any and all Liabilities of the HBIO Indemnitees relating to, arising out of or resulting from any of the following items (without duplication):

(a) the failure of HART or any other member of the HART Group or any other Person to pay, perform or otherwise promptly discharge any HART Liabilities or HART Contract in accordance with its respective terms, whether prior to or after the Separation Date or the date hereof;

(b) the HART Business, any HART Liability or any HART Contract (including, without limitation, any claims by third parties relating to the HART Business arising prior to, on or after the Separation Date);

(c) any breach by HART or any member of the HART Group of this Agreement;

(d) any guarantee, indemnification obligation, surety bond or other credit support agreement, arrangement, commitment or understanding for the benefit of HART or its Subsidiaries by HBIO or any of its Subsidiaries (other than HART or its Subsidiaries) that survives following the Separation Date; and

(e) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in any Form 10 Registration Statement or Information Statement (including in any amendments or supplements thereto), other than any such statement or omission in the Form 10 Registration Statement or Prospectus pertaining to the HBIO Disclosure Portions.

5.3. Indemnification by HBIO. Except as provided in Section 5.4, HBIO shall, and shall cause the other members of the HBIO Group to, jointly and severally, indemnify, defend and hold harmless HART, each member of the HART Group and each of their respective directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “HART Indemnitees”), from and against any and all Liabilities of the HART Indemnitees relating to, arising out of or resulting from any of the following items (without duplication):

(a) the failure of HBIO or any other member of the HBIO Group or any other Person to pay, perform or otherwise promptly discharge any Excluded Liabilities, whether prior to or after the Separation Date or the date hereof;

(b) the Excluded Liabilities;

(c) any breach by HBIO or any member of the HBIO Group of this Agreement;

(d) any action or failure to act by HART or any member of the HART Group at the written direction of HBIO;

(e) the HBIO Disclosure Portions; and

(f) any guarantee, indemnification obligation, surety bond or other credit support agreement, arrangement, commitment or understanding for the benefit of HBIO or its Subsidiaries by HART or any of its Subsidiaries (other than HBIO or its Subsidiaries) that survives following the Separation Date.

5.4. Indemnification Obligations Net of Insurance Proceeds and Other Amounts.

(a) The Parties intend that any Liability subject to indemnification or reimbursement pursuant to this Article V or Article VI will be net of Insurance Proceeds that actually reduce the amount of the Liability. Accordingly, the amount which any Party (an “Indemnifying Party”) is required to pay to any Person entitled to indemnification hereunder (an “Indemnitee”) will be reduced by any Insurance Proceeds theretofore actually recovered by or on behalf of the Indemnitee in respect of the related Liability. If an Indemnitee receives a payment (an “Indemnity Payment”) required by this Agreement from an Indemnifying Party in respect of any Liability and subsequently receives Insurance Proceeds, then the Indemnitee will pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds had been received, realized or recovered before the Indemnity Payment was made.

(b) An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provisions hereof, have any subrogation rights with respect thereto, it being expressly understood and agreed that no insurer or any other third party shall be entitled to a “windfall” (i.e., a benefit they would not be entitled to receive in the absence of the indemnification provisions) by virtue of the indemnification provisions hereof.

(c) The Parties intend that any indemnification or reimbursement payment in respect of a Liability pursuant to this Article V or Article VI shall be (i) reduced to take into account the amount of any Tax Benefit (as defined in the Tax Sharing Agreement) to the indemnified or reimbursed Person resulting from the Liability so indemnified or reimbursed and (ii) increased so that the amount of such payment, reduced by the amount of all Income Taxes (as defined in the Tax Sharing Agreement) payable with respect to the receipt thereof (but taking into account all correlative Tax Benefits resulting from the payment of such Income Taxes), shall equal the amount of the payment which the Person receiving such payment would otherwise be entitled to receive pursuant to this Agreement. For purposes of this Section 5.4(c), the amount of any Tax Benefit and any Income Taxes shall be calculated on the basis that the indemnified or reimbursed Person is subject to the highest marginal regular statutory income Tax rate, has sufficient taxable income to permit the realization or receipt of any relevant Tax Benefit at the earliest possible time and is not subject to the alternative minimum tax.

5.5. Procedures for Indemnification of Third-Party Claims.

(a) If an Indemnitee shall receive notice or otherwise learn of the assertion by a Person (including any Governmental Authority) who is not a member of the HBIO Group or the HART Group of any claim or of the commencement by any such Person of any Action (each such claim or Action, a “Third-Party Claim”) with respect to which an Indemnifying Party may be obligated to provide indemnification to such Indemnitee pursuant to Section 5.2 or 5.3, or any other Section of this Agreement or any other Ancillary Agreement, such Indemnitee shall give such Indemnifying Party written notice thereof within twenty (20) days after becoming aware of such Third-Party Claim. Any such notice shall describe the Third-Party Claim in reasonable detail and include copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third-Party Claim. Notwithstanding the foregoing, the failure of an Indemnitee to provide notice in accordance with this Section 5.5(a) shall not relieve an Indemnifying Party of its indemnification obligations under this Agreement, except to the extent to which the Indemnifying Party is actually prejudiced by the Indemnitee’s failure to provide notice in accordance with this Section 5.5(a).

(b) An Indemnifying Party may elect to defend (and, unless the Indemnifying Party has specified any reservations or exceptions, to seek to settle or compromise), at such Indemnifying Party’s own expense and by such Indemnifying Party’s own counsel, any Third-Party Claim. Within 30 days after the receipt of notice from an Indemnitee in accordance with Section 5.5(a) (or sooner, if the nature of such Third-Party Claim so requires), the Indemnifying Party shall notify the Indemnitee of its election whether the Indemnifying Party will assume responsibility for defending such Third-Party Claim, which election shall specify any reservations or exceptions. After notice from an Indemnifying Party to an Indemnitee of its election to assume the defense of a Third-Party Claim, such Indemnitee shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, but the fees and expenses of such counsel shall be the expense of such Indemnitee except as set forth in the next sentence. In the event that the Indemnifying Party has elected to assume the defense of the Third-Party Claim but has specified, and continues to assert, any reservations or exceptions in such notice, then, in any such case, the reasonable fees and expenses of one separate counsel for all Indemnitees shall be borne by the Indemnifying Party.

(c) If an Indemnifying Party elects not to assume responsibility for defending a Third-Party Claim, or fails to notify an Indemnitee of its election as provided in Section 5.5(b), such Indemnitee may defend such Third-Party Claim at the cost and expense of the Indemnifying Party.

(d) Unless the Indemnifying Party has failed to assume the defense of the Third-Party Claim in accordance with the terms of this Agreement, no Indemnitee may settle or compromise any Third-Party Claim without the consent of the Indemnifying Party, such consent not to be unreasonably withheld, delayed or conditioned.

(e) In the case of a Third-Party Claim, no Indemnifying Party shall consent to entry of any judgment or enter into any settlement of the Third-Party Claim without the consent of the Indemnitee if the effect thereof is to permit any injunction, declaratory judgment, other order or other non-monetary relief to be entered, directly or indirectly against any Indemnitee.

(f) The above provisions of this Section 5.5 and the provisions of Section 5.6 do not apply to Taxes (Taxes being governed by the Tax Sharing Agreement). In the case of any conflict between this Agreement and the Tax Sharing Agreement in relation to any matters addressed by the Tax Sharing Agreement, the Tax Sharing Agreement shall prevail.

5.6. Additional Matters.

(a) Indemnity Payments in respect of any Liabilities for which an Indemnitee is entitled to indemnification under this Article V shall be paid by the Indemnifying Party to the Indemnitee as such Liabilities are incurred upon demand by the Indemnitee, including reasonably satisfactory documentation setting forth the basis for the amount of such indemnification payment, including documentation with respect to calculations made and consideration of any Insurance Proceeds that actually reduce the amount of such Liabilities. The indemnity agreements contained in this Article V shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Indemnitee, (ii) the knowledge by the Indemnitee of Liabilities for which it might be entitled to indemnification hereunder and (iii) any termination of this Agreement.

(b) Any claim on account of a Liability which does not result from a Third-Party Claim shall be asserted by written notice given by the Indemnitee to the related Indemnifying Party. Such Indemnifying Party shall have a period of 30 days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such 30-day period, such Indemnifying Party shall be deemed to have refused to accept responsibility to make payment. If such Indemnifying Party does not respond within such 30-day period or rejects such claim in whole or in part, such Indemnitee shall be free to pursue such remedies as may be available to such Party as contemplated by this Agreement and the Ancillary Agreements. Notwithstanding anything to the contrary contained herein, except in connection with indemnification for a Third-Party Claim, to the extent of such claim, no Indemnifying Party shall, in any event, be liable to any Indemnitee for any Liabilities that are punitive, exemplary, treble or any other form of non-compensatory monetary damages.

(c) In the event of payment by or on behalf of any Indemnifying Party to any Indemnitee in connection with any Third-Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third-Party Claim against any claimant or plaintiff asserting such Third-Party Claim or against any other Person. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

(d) In the event of an Action in which the Indemnifying Party is not a named defendant, if either the Indemnitee or Indemnifying Party shall so request, the Parties shall endeavor to substitute the Indemnifying Party for the named defendant. If such substitution or addition cannot be achieved for any reason or is not requested, the named defendant shall allow the Indemnifying Party to manage the Action as set forth in this section, the Indemnifying Party shall fully indemnify the named defendant against all costs of defending the Action (including court costs, sanctions imposed by a court, attorneys’ fees, experts fees and all other external expenses), the costs of any judgment or settlement, and the cost of any interest or penalties relating to any judgment or settlement.

5.7. Remedies Cumulative. The remedies provided in this Article V shall be cumulative and shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

5.8. Survival of Indemnities. The rights and obligations of each of HBIO and HART and their respective Indemnitees under this Article V shall survive the sale or other transfer by any Party of any Assets or businesses or the assignment by it of any Liabilities.

5.9. Effect of Ancillary Agreements. To the extent the indemnity provisions of this Article V conflict with the indemnity or similar provisions of any Ancillary Agreement in relation to any matters addressed by such Ancillary Agreement, the terms of the respective Ancillary Agreement shall prevail.

ARTICLE VI

INTERIM OPERATIONS AND CERTAIN OTHER MATTERS

6.1. Financial Covenants. HART agrees that, for so long as HBIO is required to consolidate the results of operations and financial position of HART and any other members of the HART Group or to account for its investment in HART or any other member of the HART Group under the equity method of accounting (determined in accordance with GAAP consistently applied and consistent with SEC reporting requirements), or with respect to only clause (g) below, for so long as the auditors of HBIO need information pertaining to HART and any other members of the HART Group with respect to audits, notes, opinions and related matters of HBIO:

(a) Disclosure of Financial Controls. HART will, and will cause each other member of the HART Group to, maintain, as of and after the Separation Date, disclosure controls and procedures and internal control over financial reporting as defined in Exchange Act Rule 13a-15 promulgated under the Exchange Act; HART will, and will cause each other member of the HART Group to, maintain as of and after the Separation Date internal systems and procedures that will provide reasonable assurance that (A) HART’s annual and quarterly financial statements are reliable and timely prepared in accordance with GAAP and applicable law, (B) all transactions of members of the HART Group are recorded as necessary to permit the preparation of HART’s annual and quarterly financial statements, (C) the receipts and expenditures of members of the HART Group are authorized at the appropriate level within HART, and (D) unauthorized use or disposition of the assets of any member of the HART Group that could have a material effect on HART’s annual and quarterly financial statements is prevented or detected in a timely manner.

(b) Fiscal Year. HART will, and will cause each member of the HART Group organized in the U.S. to, maintain a fiscal year that commences and ends on the same calendar days as HBIO’s fiscal year commences and ends, and to maintain monthly accounting periods that commence and end on the same calendar days as HBIO’s monthly accounting periods commence and end.

(c) Monthly Financial Reports. No later than eight (8) Business Days after the end of each month (including the last month of HBIO’s fiscal year), HART will deliver to HBIO a consolidated income statement and, if requested by HBIO, income statements for each HART Affiliate which is consolidated with HART, for such period. HART will also deliver to HBIO a consolidated balance sheet and statement of cash flows for HART for such period and, if requested, balance sheets and statements of cash flow for each HART Affiliate which is consolidated with HART, no later than twelve (12) Business Days after the end of each monthly accounting period of HART (including the last monthly accounting period of HART of each fiscal year). The income statements, balance sheets and statements of cash flows will be in such format and detail as HBIO may request. As long as HBIO is required to consolidate the results of operations and financial position of HART in its financial statements, the information supporting such statements shall be submitted electronically for inclusion in HBIO’s financial reporting systems by such date to permit timely preparation of HBIO’s consolidated financial statements. In addition, if HART makes adjustments or other corrections to such financial information, adjustments or other corrections will be delivered by HART to HBIO as soon as practicable, and in any event within twenty-four (24) hours thereafter.

(d) Quarterly and Annual Financial Statements. HART shall establish a disclosure committee (the “Disclosure Committee”) for the purposes of review and approval of HART’s Forms 10-Q and Form 10-K and other significant filings with the SEC (collectively, “HART Public Filings”) prior to the filing of such documents. HBIO will have the sole discretion to select up to three (3) of its employees to participate in all meetings of such committee for the purpose of reviewing the consistency of such documents with similar documents or other disclosures of HBIO. Distribution of documents by HART for review by HBIO should be made at the time such documents are distributed to the HART participants and should provide a reasonable period for review prior to the applicable meeting. The management of HART shall be solely liable for the completeness and accuracy of any such filings, including any financial statements included therein, and as such, subject at all times to HART’s continued compliance with the applicable provisions of this Agreement, HART will determine in its sole discretion the final form and content of all HART Public Filings. HART will cause each of its principal executive and principal financial officers to sign and deliver to HBIO the certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 and will include the certifications in HART’s periodic reports, as and when required pursuant to Exchange Act Rule 13a-14 and Item 601 of Regulation S-K.

(e) Conformance with HBIO Financial Presentation. All information provided by any HART Group member to HBIO or filed with the SEC pursuant to Section 6.1(c) through (f) inclusive will be consistent in terms of format and detail and otherwise with HBIO’s policies with respect to the application of GAAP and practices in effect on the Separation Date with respect to the provision of such financial information by such HART Group member to HBIO, with such changes therein as may be required by GAAP or requested by HBIO from time to time consistent with changes in such accounting principles and practices.

(f) Budgets and Financial Projections. HART will, as promptly as practicable, deliver to HBIO copies of all annual budgets and periodic financial projections (consistent in terms of format and detail and otherwise required by HBIO) relating to HART on a consolidated basis and will provide HBIO an opportunity to meet with management of HART to discuss such budgets and projections. HART will continue to provide to HBIO projections on a monthly basis consistent with past practices, including income, cash flow and operating indicators, as well as capital expenditure detail on a quarterly basis. Such projections will be submitted electronically for inclusion in HBIO’s management reporting systems.

(g) Other Information. With reasonable promptness, HART will deliver to HBIO such additional financial and other information and data with respect to the HART Group and their business, properties, financial positions, results of operations and prospects as from time to time may be reasonably requested by HBIO.

(h) Press Releases and Similar Information. HART and HBIO will consult with each other as to the timing of their annual and quarterly earnings releases and any interim financial guidance for a current or future period and will give each other the opportunity to review the information therein relating to the HART Group and to comment thereon. HBIO and HART will make reasonable efforts to coordinate the issuance of their respective quarterly earnings releases, which are generally expected to both occur within one business day at approximately the same time on the same date. No later than twenty-four (24) hours prior to the time and date that a Party intends to publish its regular quarterly earnings release or any financial guidance for a current or future period, such Party will deliver to the other Party copies of drafts (or relevant portions thereof) of all press releases and other statements to be made available by any member of that Party’s Group to its employees or to the public concerning any matters that could be reasonably likely to have a material financial impact on the earnings, results of operations, financial condition or prospects of any HART Group member. In addition, prior to the time and date that a Party intends to publish its regular quarterly earnings release or any financial guidance for a current or future period, such Party will deliver to the other Party copies of substantially final drafts of all press releases and other statements to be made available by any member of that Party’s Group to its employees or to the public concerning any matters that could be reasonably likely to have a material financial impact on the earnings, results of operations, financial condition or prospects of any HART Group member. In addition, prior to the issuance of any such press release or public statement that meets the criteria set forth in the preceding two sentences, HART will consult with HBIO regarding any changes (other than typographical or other similar minor changes) to such substantially final drafts. Immediately following the issuance thereof, HART will deliver to HBIO copies of final drafts of all press releases and other public statements.

(i) Cooperation on HBIO Filings. HART shall (i) except as may be set forth in the Transition Services Agreement, maintain in effect at its own cost and expense adequate systems and controls to the extent necessary to enable the members of the HBIO Group to satisfy their respective reporting, accounting, audit and other obligations, and (ii) provide, or cause to be provided, to HBIO in such form as HBIO shall request, at no charge to HBIO (except with respect to any reasonable out-of-pocket costs incurred by HART in fulfilling such requests), all financial and other data and information as HBIO determines necessary or advisable in order to prepare its financial statements and reports or filings with any Governmental Authority, including copies of all quarterly and annual financial information and other reports and documents HART intends to file with the SEC prior to such filings (as well as final copies upon filing), and copies of HART’s budgets and financial projections. HART will cooperate fully, and use commercially reasonable efforts to cause HART’s independent certified public accountants (“HART’s Auditors”) to cooperate fully, with HBIO to the extent requested by HBIO in the preparation of HBIO’s public earnings or other press releases, Quarterly Reports on Form 10-Q, Annual Reports to Shareholders, Annual Reports on Form 10-K, any Current Reports on Form 8-K, financial statements and notes, audits, and any other proxy, information and registration statements, reports, notices, prospectuses and any other filings made by HBIO with the SEC, any national securities exchange or otherwise made publicly available (collectively, the “HBIO Public Filings”). HART is responsible for the preparation of its financial statements in accordance with HBIO’s policies with respect to the application of GAAP and shall indemnify HBIO for any liabilities it shall incur with respect to inaccuracy of such statements in accordance with Article V. HART will continue to prepare the quarterly and annual financial reporting analysis and provide support for financial statement footnotes and other information included in HBIO’s filings with the SEC. Such information and the timing thereof will be consistent with the HBIO financial statement processes in place prior to the Separation. HART also agrees to provide to HBIO all other information that HBIO reasonably requests in connection with any HBIO Public Filings or that, in the judgment of HBIO’s legal department and its outside securities counsel, is required to be disclosed or incorporated by reference therein under any Law. HART will provide such information in a timely manner on the dates requested by HBIO (which may be earlier than the dates on which HART otherwise would be required hereunder to have such information available) to enable HBIO to prepare, print and release all HBIO Public Filings on such dates as HBIO will determine but in no event later than as required by applicable Law. HART will use its commercially reasonable efforts to cause HART’s Auditors to consent to any reference to them as experts in any HBIO Public Filings required under any law, rule or regulation. If and to the extent requested by HBIO, HART will diligently and promptly review all drafts of such HBIO Public Filings and prepare in a diligent and timely fashion any portion of such HBIO Public Filing pertaining to HART. HART management’s responsibility for reviewing such disclosures shall include a determination that such disclosures are complete and accurate and consistent with other public filings or other disclosures which have been made by HART. Prior to any printing or public release of any HBIO Public Filing, an appropriate executive officer of HART will, if requested by HBIO, certify that the information relating to any HART Group member in such HBIO Public Filing is accurate, true, complete and correct in all material respects. Unless required by applicable Law, HART will not publicly release any financial or other information which conflicts with the information with respect to any HART Group member that is included in any HBIO Public Filing without HBIO’s prior written consent. Prior to the release or filing thereof, HBIO will provide HART with a draft of any portion of a HBIO Public Filing containing information relating to the HART Group and will give HART an opportunity to review such information and comment thereon; provided that HBIO will determine in its sole discretion the final form and content of all HBIO Public Filings.

(j) For the avoidance of doubt, HART’s requirements under this Section 6.1 will continue until the reporting for all financial statement periods during which HBIO was required to consolidate the results of operations and financial position of HART and any other members of the HART Group or to account for its investment in HART or any other member of the HART Group under the equity method of accounting (determined in accordance with GAAP consistently applied and consistent with SEC reporting requirements) has been completed. For example, if HART ceases to be a consolidated subsidiary or equity method affiliate of HBIO on September 30 of a given year, HART’s obligations with regard to information required for HBIO’s Form 10-K for such year ended December 31 will remain in effect until such Form 10-K has been filed.

6.2. Other Covenants.

(a) For so long as HBIO beneficially owns at least 50% of the total voting power of HART’s outstanding capital stock entitled to vote in the election of the HART Board:

(i) HART will not, without the prior written consent of HBIO (which HBIO may withhold in its sole discretion), take, or cause to be taken, directly or indirectly, any action, including making or failing to make any election under the Law of any state, which has the effect, directly or indirectly, of restricting or limiting the ability of HBIO to freely sell, transfer, assign, pledge or otherwise dispose of shares of HART Common Stock or would restrict or limit the rights of any transferee of HBIO as a holder of HART Common Stock. Without limiting the generality of the foregoing, HART will not, without the prior written consent of HBIO (which HBIO may withhold in its sole discretion), take any action, or take any action to recommend to its stockholders any action, which would among other things, limit the legal rights of, or deny any benefit to, HBIO as a HART stockholder either (i) solely as a result of the amount of HART Common Stock owned by HBIO or (ii) in a manner not applicable to HART stockholders generally.

(ii) To the extent that HBIO is a party to any contract that provides that certain actions or inactions of HBIO Affiliates (which for purposes of such contract includes any member of the HART Group) which may result in HBIO being in breach of or in default under such contract and HBIO has advised HART of the existence, and has furnished HART with copies, of such contracts (or the relevant portions thereof), HART will not take or fail to take, as applicable, and HART will use commercially reasonable efforts to cause the other members of the HART Group not to take or fail to take, as applicable, any actions that reasonably could result in HBIO being in breach of or in default under any such contract. The Parties acknowledge and agree that from time to time HBIO may in good faith (and not solely with the intention of imposing restrictions on HART pursuant to this covenant) enter into additional contracts or amendments to existing contracts that provide that certain actions or inactions of HBIO Subsidiaries or Affiliates (including, for purposes of this Section 6.2(a)(ii), members of the HART Group) may result in HBIO being in breach of or in default under such contracts. In such event, provided HBIO has notified HART of such additional contracts or amendments to existing contracts, HART will not thereafter take or fail to take, as applicable, and HART will use commercially reasonable efforts to cause the other members of the HART Group not to take or fail to take, as applicable, any actions that reasonably could result in HBIO being in breach of or in default under any such additional contracts or amendments to existing contracts. HBIO acknowledges and agrees that HART will not be deemed in breach of this Section 6.2(a)(ii) to the extent that, prior to being notified by HBIO of an additional contract or an amendment to an existing contract pursuant to this Section 6.2(a)(ii), a HART Group member already has taken or failed to take one or more actions that would otherwise constitute a breach of this Section 6.2(a)(ii) had such action(s) or inaction(s) occurred after such notification, provided that HART does not, after notification by HBIO, take any further action or fail to take any action that contributes further to such breach or default. HART agrees that any Information provided to it pursuant to this Section 6.2(a)(ii) will constitute Information that is subject to HART’s obligations under Article VII.

(b) For so long as HBIO beneficially owns at least 80% of the total voting power of HART’s outstanding capital stock entitled to vote in the election of the HART Board, HART will not, without the prior written consent of HBIO (which it may withhold in its sole discretion), issue any shares of HART Capital Stock or any rights, warrants or options to acquire HART Capital Stock (including, without limitation, securities convertible into or exchangeable for HART Capital Stock), if after giving effect to such issuances and considering all of the shares of HART Capital Stock acquirable pursuant to such rights, warrants and options to be outstanding on the date of such issuance (whether or not then exercisable), HBIO could own (a) less than eighty percent (80%) of the total voting power of the outstanding shares of HART Capital Stock entitled to vote in the election of HART directors, (b) less than eighty percent (80%) of the outstanding shares of any class of HART Capital Stock not entitled to vote in the election of HART directors, or (c) less than eighty percent (80%) of the value of the outstanding shares of HART Capital Stock.

6.3. Covenants Relating to the Incurrence of Indebtedness.

(a) HART covenants and agrees that through the Distribution Date, HART will not, and HART will not permit any other member of the HART Group to, without HBIO’s prior written consent (which HBIO may withhold in its sole discretion), directly or indirectly, solicit, initiate or encourage any negotiations or discussions with respect to any offer or proposal for HART Indebtedness (other than any such negotiations or discussions regarding ordinary course non-convertible HART Indebtedness).

(b) In addition to Section 6.3(c), HART covenants and agrees that after the Separation Date and through the Distribution Date, HART will not, and HART will not permit any other member of the HART Group to, without HBIO’s prior written consent (which HBIO may withhold in its sole discretion), directly or indirectly, incur any HART Indebtedness.

(c) HART covenants and agrees that after the Separation Date and through the Distribution Date, HART will not, and HART will not permit any other member of the HART Group to, without HBIO’s prior written consent (which HBIO may withhold in its sole discretion), create, incur, assume or suffer to exist any HART Indebtedness if the incurrence of such HART Indebtedness would cause HBIO to be in breach of or in default under any contract the existence of which HBIO has advised HART, or if the incurrence of such HART Indebtedness could be reasonably likely to adversely impact the credit rating of any commercial HBIO indebtedness.

(d) In order to implement this Section 6.3, HART will notify HBIO in writing, at least thirty (30) days prior to the time it or any other member of the HART Group intends to incur any additional HART Indebtedness, of its intention to do so and will either (i) demonstrate to HBIO’s satisfaction that this Section 6.3 will not be violated by such proposed additional HART Indebtedness or (ii) obtain HBIO’s prior written consent to the incurrence of such proposed additional HART Indebtedness. Any such written notification from HART to HBIO will include documentation of any existing HART Indebtedness and estimated HART Indebtedness after giving effect to such proposed incurrence of additional HART Indebtedness. HBIO will have the right to verify the accuracy of such information and HART will cooperate fully with HBIO in such effort (including, without limitation, by providing HBIO with access to the working papers and underlying documentation related to any calculations used in determining such information).

6.4. Auditors and Audits; Annual Financial Statements and Accounting. HART agrees that, for so long as HBIO is required to consolidate the results of operations and financial position of HART and any other members of the HART Group or to account for its investment in HART or any other member of the HART Group under the equity method of accounting (determined in accordance with GAAP consistently applied and consistent with SEC reporting requirements):

(a) Auditor. No member of the HART Group shall change its independent auditors without HBIO’s prior written consent, which shall not be unreasonably withheld or delayed.

(b) Audit Timing. HART shall use commercially reasonable efforts to enable its independent auditors to complete their audit such that they will date their opinion on HART’s audited annual financial statements on the same date that HBIO’s independent certified public accountants (“HBIO’s Auditors”) date their opinion on HBIO’s audited annual financial statements (the “HBIO Annual Statements”), and to enable HBIO to meet its timetable for the printing, filing and public dissemination of the HBIO Annual Statements, all in accordance with Section 6.1 hereof and as required by applicable law;

(c) Information Needed by HBIO. HART shall provide to HBIO on a timely basis all information that HBIO reasonably requires to meet its schedule for the preparation, printing, filing, and public dissemination of the HBIO Annual Statements in accordance with Section 6.1 hereof and as required by applicable Law. Without limiting the generality of the foregoing, HART will provide all required financial information with respect to the HART Group to HART’s Auditors in a sufficient and reasonable time and in sufficient detail to permit HART’s Auditors to take all steps and perform all reviews necessary to provide sufficient assistance to HBIO’s Auditors with respect to information to be included or contained in the HBIO Annual Statements;

(d) Access to HART Auditors. HART shall authorize HART’s Auditors to make available to HBIO’s Auditors both the personnel who performed, or are performing, the annual audit of HART and work papers related to the annual audit of HART, in all cases within a reasonable time prior to HART’s Auditors’ opinion date, so that HBIO’s Auditors are able to perform the procedures they consider necessary to take responsibility for the work of HART’s Auditors as it relates to HBIO’s Auditors’ report on HBIO’s statements, all within sufficient time to enable HBIO to meet its timetable for the printing, filing and public dissemination of the HBIO Annual Statements; and

(e) Access to Records. If HBIO determines in good faith that there may be some inaccuracy in a HART Group member’s financial statements or deficiency in a HART Group member’s internal accounting controls or operations that could materially impact HBIO’s financial statements, at HBIO’s request, HART will provide HBIO with access to the HART Group’s books and records upon reasonable notice and during normal business hours so that HBIO may conduct reasonable audits relating to the financial statements provided by HART under this Agreement as well as to the internal accounting controls and operations of the HART Group.

(f) Notice of Changes. Subject to Section 6.1(g), HART will give HBIO as much prior notice as reasonably practicable of any proposed determination of, or any significant changes in, HART’s accounting estimates or accounting principles from those in effect on the Separation Date. HART will consult with HBIO and, if requested by HBIO, HART will consult with HBIO’s Auditors with respect thereto. HART will not make any such determination or changes without HBIO’s prior written consent if such a determination or a change would be sufficiently material to be required to be disclosed in HART’s or HBIO’s financial statements as filed with the SEC or otherwise publicly disclosed therein.

(g) Accounting Changes Requested by HBIO. Notwithstanding clause (g) above, HART will make any changes in its accounting estimates or accounting principles that are requested by HBIO in order for HART’s accounting practices and principles to be consistent with those of HBIO.

(h) Special Reports of Deficiencies or Violations. HART will report in reasonable detail to HBIO the following events or circumstances promptly after any executive officer of HART or any member of the HART Board becomes aware of such matter: (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect HART’s ability to record, process, summarize and report financial information; (B) any fraud, whether or not material, that involves management or other employees who have a significant role in HART’s internal control over financial reporting; (C) any illegal act within the meaning of Section 10A(b) and (f) of the Exchange Act; and (D) any report of a material violation of law that an attorney representing any HART Group member has formally made to any officers or directors of HART pursuant to the SEC’s attorney conduct rules (17 C.F.R. Part 205).

(i) For the avoidance of doubt, HART’s requirements under this Section 6.4 will continue until the reporting for all financial statement periods during which HBIO was required to consolidate the results of operations and financial position of HART and any other members of the HART Group or to account for its investment in HART or any other member of the HART Group under the equity method of accounting (determined in accordance with GAAP consistently applied and consistent with SEC reporting requirements) has been completed. For example, if HART ceases to be a consolidated subsidiary or equity method affiliate of HBIO on September 30 of a given year, HART’s obligations with regard to information required for HBIO’s Form 10-K for such year will remain in effect until such Form 10-K has been filed.

6.5. Insurance Matters.

(a)          (i) HART and each Covered Subsidiary that is a member of the HART Group, and each of their respective directors and officers shall be covered under HBIO’s directors’ and officers’ insurance program until the Distribution Date. HART shall promptly pay or reimburse HBIO for all costs and expenses associated with this coverage that are properly allocated to HART and any members of the HART Group by HBIO consistent with HBIO’s allocation of such costs and expenses with respect to the HART Business as of the Separation Date. HART may review HBIO’s directors’ and officers’ insurance policies upon request. HART acknowledges that such directors’ and officers’ insurance coverage shall terminate as of the Distribution Date, and HART covenants and agrees that it shall take appropriate steps to secure directors’ and officers’ insurance coverage for itself, each of its Subsidiaries, if any, and each of their respective directors and officers no later than the Distribution Date.

(ii) Except as set forth in Section 6.5(a)(i) with respect to directors’ and officers’ insurance, during the period from the Separation Date through the Distribution Date, HBIO will, subject to insurance market conditions and other factors beyond HBIO’s control, maintain, for the protection of HART and its Covered Subsidiaries, policies of insurance that are comparable to those maintained generally for HBIO and its Covered Subsidiaries during the same period. HART shall promptly pay or reimburse HBIO for all costs and expenses associated with this coverage that are properly allocated to HART and any members of the HART Group by HBIO consistent with HBIO’s allocation of such costs and expenses with respect to the HART Business as of the Separation Date. To the extent HBIO purchases a new type of insurance, or an amount or level of insurance not previously purchased by HBIO in order to protect, at least in part, HART or any of its Covered Subsidiaries, that portion of the costs and expenses of such insurance attributable to HART or any of its Covered Subsidiaries, as determined in HBIO’s sole discretion, shall be reimbursed by HART.

(b) HBIO and HART agree to cooperate in good faith to provide for an orderly transition of insurance coverage from the date hereof through the Distribution Date. Except with respect to HBIO’s obligation to indemnify the HART Indemnitees pursuant to Section 5.3 if applicable, in no event shall HBIO, any other member of the HBIO Group or any HBIO Indemnitee have liability or obligation whatsoever to any member of the HART Group solely as a result of any insurance policy or other contract or policy of insurance being terminated or otherwise ceasing to be in effect (except with respect to HBIO’s obligation to indemnify the HART Indemnitees pursuant to Section 5.3 that are impacted by any instance in which such insurance policy or other contract or policy of insurance that was required to be maintained by the HBIO Group or any HBIO Indemnitee hereunder (i) is terminated voluntarily by HBIO or any member of the HBIO Group or (ii) lapses as a result of HBIO or any member of the HBIO Group failing to pay any insurance premium when due), being unavailable or inadequate to cover any Liability of any member of the HART Group for any reason whatsoever or not being renewed or extended beyond the current expiration date.

(c) From and after the Distribution Date, other than as provided in Section 6.5(d), neither HART nor any member of the HART Group shall have any rights to or under any of HBIO’s or its Affiliates’ insurance policies. At the Distribution Date, HART shall have in effect all insurance programs required to comply with HART’s contractual obligations and such other insurance policies as reasonably necessary or customary for companies operating a business similar to HART’s. Such insurance programs may include, but are not limited to, general liability, commercial auto liability, workers’ compensation, employer’s liability, product liability, professional services liability, property, cargo, employment practices liability, employee dishonesty/crime, aircraft hull and liability, directors’ and officers’ liability and fiduciary liability.

(d) From and after the Distribution Date, with respect to any losses, damages and liability incurred by any member of the HART Group prior to the Distribution Date, HBIO will provide HART with access to, and HART may make claims under HBIO’s third-party insurance policies in place at the time of the Distribution and HBIO’s historical policies of insurance, but solely to the extent that such policies provided coverage for the HART Group prior to the Distribution; provided, that such access to, and the right to make claims under such insurance policies, shall be subject to the terms and conditions of such insurance policies, including any limits on coverage or scope, any deductibles and other fees and expenses, and shall be subject to the following additional conditions:

(A) HART shall report, as promptly as practicable claims in accordance with HBIO’s claim reporting procedures in effect immediately prior to the Distribution Date (or in accordance with any modifications to such procedures after the Distribution Date communicated by HBIO to HART in writing);

(B) HART and its Affiliates shall indemnify, hold harmless and reimburse HBIO and its Affiliates for any deductibles, self-insured retention, fees and expenses incurred by HBIO or its Affiliates to the extent resulting from any access to, any claims made by HART or any of its Affiliates under, any insurance provided pursuant to this Section 6.5(d), including any indemnity payments, settlements, judgments, legal fees and allocated claims expenses and claim handling fees, whether such claims are made by HART, its employees or third Persons; and

(C) Except with respect to HBIO’s obligation to indemnify the HART Indemnitees pursuant to Section 5.3 if applicable, HART shall exclusively bear (and neither HBIO nor its Affiliates shall have any obligation to repay or reimburse HART or its Affiliates for) and shall be liable for all uninsured, uncovered, unavailable or uncollectible amounts of all such claims made by HART or any of its Affiliates under the policies as provided for in this Section 6.5(d).

In the event an insurance policy aggregate is exhausted, or believed likely to be exhausted, due to noticed claims, the HART Group, on the one hand, and the HBIO Group, on the other hand, shall be responsible for their pro rata portion of the reinstatement premium, based upon the losses of such Group submitted to HBIO’s insurance carrier(s) (including any submissions prior to the Distribution Date). To the extent that the HBIO Group or the HART Group is allocated more than its pro rata portion of such premium due to the timing of losses submitted to HBIO’s insurance carrier(s), the other Party shall promptly pay the first Party an amount so that each Group has been properly allocated its pro rata portion of the reinstatement premium. HBIO and HART can mutually agree not to reinstate the policy aggregate and each Group then will bear all of its own future costs.

(e) All payments and reimbursements by HART pursuant to this Section 6.5 will be made within thirty (30) days after HART’s receipt of an invoice therefor from HBIO. If HBIO incurs costs to enforce HART’s obligations herein, HART agrees to indemnify HBIO for such enforcement costs, including attorneys’ fees.

(f) HBIO shall retain the exclusive right to control its insurance policies and programs, including the right to exhaust, settle, release, commute, buy-back or otherwise resolve disputes with respect to any of its insurance policies and programs and to amend, modify or waive any rights under any such insurance policies and programs, notwithstanding whether any such policies or programs apply to any HART Liabilities and/or claims HART has made or could make in the future, and no member of the HART Group shall, without the prior written consent of HBIO, erode, exhaust, settle, release, commute, buy-back or otherwise resolve disputes with HBIO’s insurers with respect to any of HBIO’s insurance policies and programs, or amend, modify or waive any rights under any such insurance policies and programs. HART shall cooperate with HBIO and share such information as is reasonably necessary in order to permit HBIO to manage and conduct its insurance matters as it deems appropriate. Neither HBIO nor any of its Affiliates shall have any obligation to secure extended reporting for any claims under any of HBIO’s or its Affiliates’ liability policies for any acts or omissions by any member of the HART Group incurred prior to the Distribution Date.

(g) This Agreement shall not be considered as an attempted assignment of any policy of insurance or as a contract of insurance and shall not be construed to waive any right or remedy of any member of the HBIO Group in respect of any insurance policy or any other contract or policy of insurance.

(h) HART does hereby, for itself and each other member of the HART Group, agree that no member of the HBIO Group shall have any Liability whatsoever as a result of the insurance policies and practices of HBIO and its Affiliates as in effect at any time, including as a result of the level or scope of any such insurance, the creditworthiness of any insurance carrier, or the terms and conditions of any policy, and except with respect to HBIO’s obligation to indemnify the HART Indemnitees pursuant to Section 5.3 if applicable, the adequacy or timeliness of any notice to any insurance carrier with respect to any claim or potential claim or otherwise.

ARTICLE VII

EXCHANGE OF INFORMATION; CONFIDENTIALITY

7.1. Agreement for Exchange of Information; Archives. Subject to Section 7.8 and any other applicable confidentiality obligations, each of HBIO and HART, on behalf of its respective Group, agrees to provide, or cause to be provided, to the other Group, at any time before or after the Separation Date, as soon as reasonably practicable after written request therefor, any Information in the possession or under the control of such respective Group which the requesting Party reasonably needs (i) to comply with reporting, disclosure, filing or other requirements imposed on the requesting Party (including under applicable securities or Tax Laws) by a Governmental Authority having jurisdiction over the requesting Party, (ii) for use in any other judicial, regulatory, administrative, tax or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation, tax or other similar requirements, in each case other than claims or allegations that one Party to this Agreement has against the other, or (iii) subject to the foregoing clause (ii), to comply with its obligations under this Agreement or any other Ancillary Agreement; provided, however, that, in the event that any Party determines that any such provision of Information could be commercially detrimental, violate any Law or agreement, or waive any attorney-client privilege, the Parties shall take all reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequence.

7.2. Ownership of Information. Any Information owned by one Group that is provided to a requesting Party pursuant to Section 7.1 or Section 7.7 shall be deemed to remain the property of the providing Party. Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such Information.

7.3. Compensation for Providing Information. Except as set forth in Section 7.1, the Party requesting Information agrees to reimburse the other Party for the reasonable costs, if any, of creating, gathering and copying such Information, to the extent that such costs are incurred for the benefit of the requesting Party. Except as may be otherwise specifically provided elsewhere in this Agreement or in any other agreement between the Parties, such costs shall be computed in accordance with the providing Party’s standard methodology and procedures.

7.4. Record Retention. To facilitate the possible exchange of Information pursuant to this Article VII and other provisions of this Agreement after the Separation Date, the Parties agree to use their reasonable best efforts to retain all Information in their respective possession or control on the Separation Date in accordance with the policies of HBIO as in effect on the Separation Date or such other policies as may be adopted by HBIO after the Separation Date (provided, in the case of HART, that HBIO notifies HART of any such change). No Party will destroy, or permit any of its Subsidiaries to destroy, any Information which the other Party may have the right to obtain pursuant to this Agreement prior to the end of the retention period set forth in such policies without first notifying the other Party of the proposed destruction and giving the other Party the opportunity to take possession of such information prior to such destruction; provided, however, that in the case of any Information relating to Taxes, employee benefits or Environmental Liabilities, such retention period shall be extended to the expiration of the applicable statute of limitations (giving effect to any extensions thereof). Notwithstanding the foregoing, Section 9 of the Tax Sharing Agreement will govern the retention of Tax Records (as defined in the Tax Sharing Agreement).

7.5. Limitations of Liability. No Party shall have any liability to any other Party in the event that any Information exchanged or provided pursuant to this Agreement which is an estimate or forecast, or which is based on an estimate or forecast, is found to be inaccurate in the absence of willful misconduct by the Party providing such Information. No Party shall have any liability to any other Party if any Information is destroyed after reasonable best efforts by such Party to comply with the provisions of Section 7.4.

7.6. Other Agreements Providing for Exchange of Information.

The rights and obligations granted under this Article VII are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange, retention or confidential treatment of Information (however it may be elsewhere defined) set forth in any Ancillary Agreement.

7.7. Production of Witnesses; Records; Cooperation.

(a) After the Separation Date, except in the case of an adversarial Action by one Party against another Party, each Party hereto shall use its commercially reasonable efforts to make available to each other Party, upon written request, the directors, officers and employees of the members of its respective Group as witnesses and any books, records or other documents within its control, to the extent that any such Person (giving consideration to business demands of such directors, officers and employees) or books, records or other documents may reasonably be required in connection with any Action in which the requesting Party may from time to time be involved, regardless of whether such Action is a matter with respect to which indemnification may be sought hereunder. The requesting Party shall bear all costs and expenses in connection therewith.

(b) If an Indemnifying Party chooses to defend or to seek to compromise or settle any Third-Party Claim, the other parties shall make available to such Indemnifying Party, upon written request, the directors, officers and employees of the members of its respective Group as witnesses and any books, records or other documents within its control, to the extent that any such Person (giving consideration to business demands of such directors, officers and employees) or books, records or other documents may reasonably be required in connection with such defense, settlement or compromise, or such prosecution, evaluation or pursuit, as the case may be, and shall otherwise cooperate in such defense, settlement or compromise, or such prosecution, evaluation or pursuit, as the case may be.

(c) Without limiting the foregoing, the Parties shall cooperate and consult to the extent reasonably necessary with respect to any Actions.

(d) Without limiting any provision of this Section 7.7 or the Intellectual Property Matters Agreement, each of the Parties agrees to cooperate, and to cause each member of its respective Group to cooperate, with each other in the defense of any infringement or similar claim with respect any intellectual property and shall not claim to acknowledge, or permit any member of its respective Group to claim to acknowledge, the validity or infringing use of any intellectual property of a third Person in a manner that would hamper or undermine the defense of such infringement or similar claim.

(e) The obligation of the Parties to provide witnesses pursuant to this Section 7.7 is intended to be interpreted in a manner so as to facilitate cooperation and shall include the obligation to provide as witnesses inventors and other officers without regard to whether the witness or the employer of the witness could assert a possible business conflict (subject to the exception set forth in the first sentence of Section 7.7(a)).

(f) In connection with any matter contemplated by this Section 7.7, the Parties will enter into a mutually acceptable joint defense agreement so as to maintain to the extent practicable any applicable attorney-client privilege or work product immunity of any member of any Group.

7.8. Confidentiality.

(a) Subject to Section 7.9, each of HBIO and HART, on behalf of itself and each member of its respective Group, agrees to hold, and to cause its respective Representatives to hold, in strict confidence, with at least the same degree of care that applies to HBIO’s confidential and proprietary information pursuant to policies in effect as of the Separation Date, all Information concerning each such other Group that is either in its possession (including Information in its possession prior to any of the date hereof, the Separation Date or any Distribution Date) or furnished by any such other Group or its respective Representatives at any time pursuant to this Agreement, any other Ancillary Agreement or otherwise, and shall not use any such Information other than for such purposes as shall be expressly permitted hereunder or under and Ancillary Agreement, except, in each case, to the extent that such Information is or has been (i) in the public domain through no fault of such Party or any member of such Group or any of their respective Representatives, (ii) later lawfully acquired from other sources by such Party (or any member of such Party’s Group) which sources are not themselves bound by a confidentiality obligation with respect to such Information, (iii) independently generated without reference to or use of any proprietary or confidential Information of the other Party, or (iv) approved for release or disclosure by written authorization of the non-disclosing Party.

(b) Each Party agrees not to release or disclose, or permit to be released or disclosed, any such Information to any other Person, except its Representatives who need to know such Information and who shall be subject by agreement or otherwise to confidentiality restrictions at least as restrictive as those set forth herein with respect to such Information, except as permitted pursuant to Section 7.9. Without limiting the foregoing, when any Information is no longer needed for the purposes contemplated by this Agreement or any other Ancillary Agreement, each Party will promptly after request of the other Party either return to the other Party all Information in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or certify to the other Party that it has destroyed such Information (and such copies thereof and such notes, extracts or summaries based thereon).

7.9. Protective Arrangements. In the event that any Party or any member of its Group either determines on the advice of its counsel that it is required to disclose any Information pursuant to applicable Law or receives any demand under lawful process or from any Governmental Authority to disclose or provide Information of any other Party (or any member of any other Party’s Group) that is subject to the confidentiality provisions hereof, such Party shall notify the other Party prior to disclosing or providing such Information and shall cooperate at the expense of the requesting Party in seeking any and all commercially feasible protective arrangements requested by such other Party. Subject to the foregoing, the Person that received such request may thereafter disclose or provide Information, or portions thereof, only to the extent required by such Law (as so advised by counsel) or by lawful process or such Governmental Authority.

ARTICLE VIII

MATTERS RELATING TO EMPLOYEES AND OTHER PARTICIPANTS

8.1. General Principles.

(a) Employment of HART Employees. All HART Employees shall continue to be employees of HART or another member of the HART Group, as the case may be, immediately after the Separation Date. All Transferred Employees shall be deemed to be employees exclusively of HART or the applicable member of the HART Group, as the case may be, on or immediately after the Separation Date except for the President and Chief Financial Officer of HBIO who may be employees of both HART and HBIO prior to the Distribution Date, and except for certain foreign Transferred Employees whom HBIO and HART agree will be transitioning to HART on or prior to the Distribution Date. Following the Separation Date, HART hereby agrees to promptly, and in event prior to the Distribution Date or later period that HBIO agrees to provide related transition services pertaining to such foreign Transferred Employees to HART, transfer such foreign Transferred Employees to the appropriate members of the HART Group.

(b) Assumption and Retention of Liabilities; Related Assets.

(i) As of through the Separation Date, except as expressly provided in this Article VIII, the HBIO Group shall assume or retain and pay, perform, fulfill and discharge, in due course in full (A) all Liabilities under all HBIO Benefit Plans in accordance with the terms thereof, (B) all other Liabilities with respect to the employment or termination of employment of all HBIO Employees, Former HBIO Employees, Transferred Employees and their dependents and beneficiaries, and other service providers (including any individual who is, or was, an independent contractor, or other non-employee service provider of any member of the HBIO Group), arising in connection with or as a result of the provision of services to any member of the HBIO Group; and (C) any other Liabilities expressly assigned to HBIO under this Article VIII.

(ii) From and after the Separation Date, except as expressly provided in this Article VIII, the HART Group shall assume or retain, and pay, perform, fulfill and discharge, in due course and in full, (A) all Liabilities under all HART Benefit Plans, (B) all other Liabilities with respect to the employment or termination of employment of all HART Employees (including without limitation any Transferred Employees), Former HART Employees and their dependents and beneficiaries, and other service providers (including any individual who is, or was, an independent contractor or other non-employee service provider of any member of the HART Group or arising in connection with or as a result of the provision of services to any member of the HART Group; and (C) any other Liabilities expressly assigned to any member of the HART Group under this Article VIII. Notwithstanding anything herein to the contrary, until the President and Chief Financial Officer of HBIO and certain foreign Transferred Employees are transferred to the exclusive employ of HART or the HART Group on or prior to the Distribution Date, the HART Liabilities for all such individuals shall be governed by the Transition Services Agreement.

(iii) HART Participation in HBIO Benefit Plans. Except as expressly provided in this Article VIII, effective as of the Separation Date, HART and each other member of the HART Group shall cease to be a Participating Company in any HBIO Benefit Plan, and each HART Employee who is a participant in one or more HBIO Benefit Plans immediately prior to the Separation Date shall cease active participation in such HBIO Benefit Plans as of the Separation Date. Notwithstanding anything herein to the contrary, any Transferred Employee who is a participant in one or more HBIO Benefit Plans immediately prior to the Distribution Date shall cease active participation in such HBIO Benefit Plans as of the Distribution Date. Notwithstanding anything herein to the contrary, for purposes of counting service for eligibility, vesting and the accrual of benefits under any HART Benefit Plan, the HBIO Employment of any Transferred Employee shall count as HART Employment.

(c) Commercially Reasonable Efforts. HBIO and HART shall use commercially reasonable efforts to (i) enter into any necessary agreements to accomplish the assumptions and transfers contemplated by this Article VIII; (ii) amend any Benefit Plans; and (iii) provide for the transfer and maintenance of the necessary participant records. After the Separation Date, HBIO and HART shall each be individually responsible for the appointment of the trustees and the engagement of record keepers, investment managers, providers, and insurers for its respective Benefit Plans.

(d) Regulatory Compliance. HBIO and HART shall, in connection with the actions taken pursuant to this Article VIII, cooperate, as reasonably necessary and appropriate, in making any and all filings required under the Code, ERISA and any applicable securities laws, disseminating all appropriate communications with participants, transferring appropriate records and taking all such other actions as may be reasonably necessary and appropriate to implement the provisions of this Article VIII in a timely manner.

(e) Approval by HBIO as Sole Stockholder. Prior to the Distribution Date, HBIO shall cause HART to adopt the Harvard Apparatus Regenerative Technology Inc. 2013 Equity and Incentive Plan and any other HART Benefit Plan that may require stockholder approval under applicable Law.

(f) Sections 162(m)/409A. Notwithstanding anything in this Agreement to the contrary (including the treatment of supplemental and deferred compensation plans, outstanding long-term incentive awards, annual incentive awards as described herein, and awards under the Harvard Apparatus Regenerative Technology Inc. 2013 Equity and Incentive Plan), the Parties agree to negotiate in good faith regarding the need for any treatment different from that otherwise provided in this Article VIII to ensure that (i) a federal income Tax deduction for the payment of such supplemental or deferred compensation or long-term incentive award, annual incentive award or other compensation is not limited by reason of Section 162(m) of the Code, and (ii) the treatment of such supplemental or deferred compensation or long-term incentive award, annual incentive award or other compensation does not cause the imposition of a tax under Section 409A of the Code.

(g) No Change in Control. The Parties hereto acknowledge and agree that the transactions contemplated by this Agreement do not constitute a “change of control” for purposes of any Benefit Plan, and to the extent that any Benefit Plan provides otherwise, such Benefit Plan shall be promptly amended to comply with this provision (in any event prior to the Distribution Date), provided that such amendment does not trigger adverse tax results under Code Section 409A or otherwise.

(h) Effect on Employment. Except as expressly provided in this Agreement, the occurrence of the Separation and Distribution alone shall not cause any employee of a member of either the HART Group or the HBIO Group to be deemed to have incurred a termination of employment which entitles such individual to the commencement of benefits under any of the HBIO Benefit Plans. Furthermore, nothing in this Agreement is intended to confer upon any employee or former employee of HBIO, HART or either of their respective Affiliates any right to continued employment, or any recall or similar rights to an individual on layoff or any type of approved leave. Additional conditions to the Separation will be (1) that the President and Chief Financial Officer of HBIO who are transferring to the employ of HART as of the Distribution Date shall execute employment agreements with HART with a term commencing on the Distribution Date, and (2) that each HART Employee or Transferred Employee having an employment agreement with HBIO, shall execute an agreement in favor of HBIO terminating his or her employment agreement with HBIO as of the Distribution Date, and acknowledging that no severance payments are due as a result of such termination of employment. Notwithstanding anything herein to the contrary, such HBIO termination agreement executed by the President or Chief Financial Officer shall be effective as of the Distribution Date. Notwithstanding anything in this paragraph to the contrary, HART acknowledges and agrees that it shall assume any and all Liabilities relating to any termination of HBIO employment by any HART Employee or Transferred Employee, described hereinabove (including any severance).

(i) Consent Of Third Parties. If any provision of this Agreement is dependent on the consent of any third party and such consent is withheld, the Parties hereto shall use their reasonable best efforts to implement the applicable provisions of this Agreement to the fullest extent practicable. If any provision of this Agreement cannot be implemented due to the failure of such third party to consent, the Parties hereto shall negotiate in good faith to implement the provision in a mutually satisfactory manner.

(j) Beneficiary Designation/Release Of Information/Right To Reimbursement. To the extent permitted by applicable Law and except as otherwise provided for in this Agreement or the HART Benefit Plans, all beneficiary designations, authorizations for the release of Information and rights to reimbursement made by or relating to HART participants under HBIO Benefit Plans shall be transferred to and be in full force and effect under the corresponding HART Benefit Plans as of the Separation Date until such beneficiary designations, authorizations or rights are replaced or revoked by, or no longer apply, to the relevant HART participant.

8.2. Annual Bonus Awards

(a) HART Bonus Awards. HART shall be responsible for determining all bonus awards payable for any time period following the Separation Date with respect to individuals who are employees of the HART Group on or after the Separation Date. HART shall be responsible for all Liabilities with respect to such bonus awards.

(b) HBIO Bonus Awards. HBIO shall be responsible for determining, and shall retain all Liabilities with respect to, any bonus awards payable to HBIO Employees for 2013 and thereafter. In addition, HBIO shall be responsible for determining, and shall retain all Liabilities with respect to any portion of bonus awards pertaining to any periods prior to the Separation Date, if any, that are payable to HART Employees who were also employees of the HBIO Group during such period. HBIO shall pay to each such HART Employee the amount of any such bonus pertaining to any periods prior to the Separation Date.

8.3. Certain Welfare Benefit Matters.

(a) HART Health and Welfare Plans. HART (or any third party with which HART contracts) shall be responsible for all Liabilities relating to, arising out of or resulting from health and welfare coverage or claims under the HART Health and Welfare Plans from and after the Distribution Date which shall also be the effective date of such HART Health and Welfare Plans. From the Separation Date to the Distribution Date, HART Employees (including any Transferred Employees) shall participate in the HBIO Health and Welfare Plans, and HBIO shall charge HART its pro rata share of the cost of such coverage for Transferred Employees and other HART Employees.

(b) HBIO Health and Welfare Plans. HBIO (or any third party with which HART contracts) shall be responsible for all Liabilities relating to, arising out of or resulting from health and welfare coverage or claims under the HBIO Health and Welfare Plans, including but not limited to the claims of HART Employees (including any Transferred Employees) participating in such Plans before the Distribution Date.

(c) Workers’ Compensation Liabilities. All workers’ compensation Liabilities relating to, arising out of, or resulting from any claim by a HBIO Employee or Former HBIO Employee with respect to HBIO Employment, shall be retained by HBIO. All workers’ compensation Liabilities relating to, arising out of, or resulting from any claim by a HART Employee (including without limitation Transferred Employees) or Former HART Employee with respect to HART Employment shall be retained by HART. To the extent necessary, HBIO and HART shall cooperate with respect to any notification to appropriate governmental agencies of the effective time and the issuance of new, or the transfer of existing, workers’ compensation insurance policies and claims handling contracts.

(d) COBRA and HIPAA Compliance. HBIO shall be responsible for administering compliance with the health care continuation requirements of COBRA, the certificate of creditable coverage requirements of HIPAA, and the corresponding provisions of the HBIO Health and Welfare Plans with respect to HBIO Employees, Former HBIO Employees, Transferred Employees and their covered dependents who incur a COBRA qualifying event or loss of coverage under the HBIO Health and Welfare Plans at any time before, on or after the Separation Date. HART shall be responsible for administering compliance with the health care continuation requirements of COBRA, the certificate of creditable coverage requirements of HIPAA, and the corresponding provisions of the HART Health and Welfare Plans with respect to HART Employees (including, as applicable Transferred Employees) and Former HART Employees and their covered dependents who incur a COBRA qualifying event or loss of coverage under the HART Health and Welfare Plans at any time before, on or after the Separation Date.

8.4. [Reserved.]

8.5. Qualified Defined Contribution Plan.

(a)(i) Subject to the terms of this §8.5(e), Assets and Liabilities attributable to the vested and unvested account balances of the Transferred Employees (or any other applicable HART Employee who is an HBIO Participant) , including any notes relating to outstanding plan loans, which are held in the trust under the Harvard Bioscience, Inc. 401(k) Plan (the “DC Trust”) shall be spun off to a new 401(k) plan, the provisions of which shall initially mirror the plan under the DC Trust, and which HART shall sponsor and maintain (the “HART 401(k) Plan”). The Parties hereto shall cooperate in good faith to complete such separation on commercially reasonable terms and conditions, effective as of the Distribution Date or as soon thereafter as reasonably practicable. For purposes of counting service for eligibility, vesting and the accrual of benefits under the HART 401(k) Plan, the HBIO Employment of any Transferred Employee (or other HART Employee) shall count as HART Employment under the HART 401(k) Plan, as of the effective date of such Plan.

(a)(ii) HART shall be responsible for taking all necessary, reasonable and appropriate actions to establish, maintain and administer the HART 401(k) Plan so that it is qualified under Section 401(a) of the Code, so that the trust related thereto is exempt from Federal income tax under Section 501(a) of the Code. HART (acting directly or through one or more of its Affiliates) shall be responsible for any and all Liabilities and other obligations with respect to the HART 401(k) Plan.

(b) Transfer of Assets. The transfer described in subsection (a) hereof shall occur as soon as practicable following both the establishment of the HART 401(k) Plan and the Distribution Date, subject to the terms of clause (e) hereof. HART shall cause the HART 401(k) Plan to accept such transfer of accounts and underlying Assets and Liabilities, and, effective as of the date of such transfer, HART shall assume and fully perform, pay and discharge, all obligations of the HBIO 401(k) Plan relating to the accounts of HART Participants. Any transfer of Assets pursuant to this Section 8.5 shall be conducted in accordance with Section 414(l) of the Code, Treasury Regulation Section 1.414(1)-1, and Section 208 of ERISA.

(c) Continuation of Elections. As soon as practicable following the establishment of the HART 401(k) Plan, HART (acting directly or through its Affiliates) shall, to the extent practicable, cause the HART 401(k) Plan to recognize and maintain all HBIO 401(k) Plan elections, including, but not limited to, loan arrangements, deferral, investment, and the form of payment, beneficiary designations, and the rights of alternate payees under qualified domestic relations orders with respect to HART Participants who are HBIO Participants); otherwise, HART shall require HART Participants to make new elections or designations, as necessary and appropriate with respect to the HART 401(k) Plan.

(d) Form 5310-A. No later than thirty (30) days prior to the date of any transfer of Assets and Liabilities pursuant to Section 8.5(b), HBIO and HART (each acting directly or through their respective Affiliates) shall, if required, file Internal Revenue Service Form 5310-A regarding the transfer of Assets and Liabilities from the HBIO 401(k) Plan to the HART 401(k) Plan as described in this Section 8.5.

(e) Contributions to the HART 401(k) Plan. The transfer of Assets and Liabilities described in (b) hereof shall include all contributions payable to the HBIO 401(k) Plan for any employee deferrals and contributions, HBIO matching contributions and other contributions, whether vested or unvested, and loan repayments, and any rollovers accounts that are allocable to the accounts of each and every Transferred Employee (or other HART Employee) who is a HBIO Participant, plus any suspense accounts or forfeiture accounts attributable to said Employees, where the amount of such transfer is determined through date, after the Distribution Date, that is established for transfer by the mutual agreement of HBIO and HART, determined in accordance with the terms and provisions of the HBIO 401(k) Plan, the HART 401(k) Plan, applicable law, and this section 8.5.

8.6. Deferred Compensation

(a) HBIO shall retain, or cause any member of the HBIO Group to retain, all Assets and all Liabilities arising out of or relating to any HBIO Benefit Plans that provide for nonqualified deferred compensation (the “HBIO Nonqualified Plans”), and any and all trusts relating to such HBIO Benefit Plans, including any grantor or “rabbi trust,” and shall make payments to all participants in such plans who are HART Employees (including without limitation any Transferred Employees), or Former HART Employees and their respective beneficiaries in accordance with the terms of the applicable HBIO Nonqualified Plan.

(b) Except as otherwise provided under the applicable HBIO Nonqualified Plan, HBIO and HART intend that neither the Separation nor the Distribution nor any of the other transactions contemplated by this Agreement will alone trigger a payment or distribution of compensation under the HBIO Nonqualified Plans for any HART Employee or Former HART Employee, but rather, that the payment or distribution of any compensation to which any HART Employee (including without limitation any Transferred Employee) or Former HART Employee is entitled under any HBIO Nonqualified Plan will occur upon such HART Employee’s separation from service from the HBIO Group or at such other time as provided in such HBIO Nonqualified Plan or such HART Employee’s deferral election. If any HBIO Nonqualified Plan must be amended to comply with this subsection (b), it shall be amended only if it is expected that the amendment shall not trigger any adverse tax consequence under Code Section 409A.

8.7. [Reserved].

8.8. Treatment of Outstanding HBIO Equity Awards. HBIO and HART shall use commercially reasonable efforts to take all actions necessary or appropriate so that each outstanding HBIO Option and HBIO Restricted Stock Unit held by any individual shall be adjusted as set forth in this Section 8.8, provided that such adjustment does not trigger taxation under Code Section 409A.

(a) HBIO Options Held by HBIO Employees, Former HBIO Employees, HBIO Directors and HART Employees. As determined by the Compensation Committee of the HBIO Board (the “Committee”) pursuant to its authority under the applicable HBIO Long-Term Incentive Plan, and as approved by the HART Board pursuant to its authority under the applicable HART Long-Term Incentive Plan, each HBIO Option held by an HBIO Employee, a Former HBIO Employee, a member of the HBIO Board of Directors or a HART Employee (including without limitation, any Transferred Employee), whether vested or unvested, shall be converted on the Distribution Date into both an adjusted HBIO Option and a HART Option, each as described below, provided that tax under Code section 409A is not expected to be triggered thereby, and except as modified in accordance with this Section 8.8 below (including clause (c)), shall otherwise be subject to the same terms and conditions after the Distribution Date as the terms and conditions applicable to such HBIO Option immediately prior to the Distribution Date; provided, however, that from and after the Distribution Date:

(i) the number of shares of HBIO Common Stock available for purchase upon the exercise of such adjusted HBIO Option shall be equal to the sum of (I) the respective Existing HBIO Option Amount, plus (II) the result, rounded down to the nearest whole dollar, obtained by multiplying (A) the Replacement Fair Value pertaining to such HBIO Option by (B) the HBIO Value Factor and dividing the product by (C) the HBIO Post-Distribution Fair Value Per Option pertaining to such HBIO Option,

(ii) the per share exercise price of such HBIO Option, rounded up to the nearest whole cent, shall be equal to the product of (A) the Existing HBIO Exercise Price times (B) the HBIO Ratio, provided that such per share exercise price after the Distribution Date complies with the conversion requirements of Treas. Reg. §1.409A-1(b)(5)(v)(D), and, if not, is adjusted so to comply,

(iii) the number of shares of HART Common Stock available for purchase upon the exercise of HART Option shall be equal to the result, rounded down to the nearest whole dollar, obtained by multiplying (A) the Replacement Fair Value pertaining to such HBIO Option by (B) the HART Value Factor and dividing the product by (C) the HART Fair Value Per Option pertaining to such HART Option,

(iv) the per share exercise price of the HART Option, rounded up to the nearest whole cent, shall be equal to the product of (A) the Existing HBIO Exercise Price times (B) the HART Ratio, provided that such per share exercise price after the Distribution Date complies with the conversion requirements of Treas. Reg. §1.409A-1(b)(5)(v)(D), and, if not, is adjusted so to comply, provided, however, that the exercise price, the number of shares of HBIO Common Stock and HART Common Stock subject to such options, the requirements of this section, and the terms and conditions of vesting and exercise of such options shall be determined such that tax is not triggered under Section 409A of the Code; provided, further, that, in the case of any HBIO Option to which Section 421 of the Code applies by reason of its qualification under Section 422 of the Code immediately prior to the Distribution Date, the exercise price, the number of shares of HBIO Common Stock and HART Common Stock subject to such option and the terms and conditions of exercise of such option shall be determined in a manner consistent with the requirements of Section 424(a) of the Code.

(b) HBIO Restricted Stock Units.

(i) As determined by the Committee pursuant to its authority under the applicable HBIO Long-Term Incentive Plan, and approved by the HART Board pursuant to its authority under the applicable HART Long-Term Incentive Plan, with respect to each unvested HBIO Restricted Stock Unit, such HBIO Restricted Stock Unit shall be converted on the Distribution Date into both an adjusted HBIO Restricted Stock Unit and a HART Restricted Stock Unit, provided that such conversion shall not trigger Code Section 409A tax, and except as modified in accordance with Section 8.8(c), shall otherwise be subject to the same terms and conditions after the Distribution Date as the terms and conditions applicable to such HBIO Restricted Stock Unit immediately prior to the Distribution Date; provided, however, that from and after the Distribution Date:

(i) the number of shares of HBIO Common Stock subject to such HBIO Restricted Stock Unit, rounded down to the nearest whole share, shall be equal to the sum of (I) the Existing HBIO Restricted Stock Unit Amount plus (II) the amount obtained by multiplying (A) the Existing HBIO Restricted Stock Unit Amount times (B) the Distribution Ratio times (C) the HART Stock Value times (D) the HBIO Value Factor and dividing the result by (E) the HBIO Post-Distribution Stock Value,

(ii) the number of shares of HART Common Stock subject to such HART Restricted Stock Unit rounded down to the nearest whole share, shall be equal to the amount obtained by multiplying (A) the Existing HBIO Restricted Stock Unit Amount times (B) the Distribution Ratio times (C) the HART Stock Value times (D) the HART Value Factor and dividing the result by (E) the HART Stock Value;

provided, however, that the number of shares of HBIO Common Stock and HART Common Stock subject to such Restricted Stock Units and the vesting and other terms and conditions of such Restricted Stock Unit shall be determined such that tax is not triggered under Section 409A of the Code; provided, further, that, in the case of any HBIO Restricted Stock Unit to which Section 421 of the Code applies by reason of its qualification under Section 422 of the Code as of immediately prior to the Distribution Date, the number of shares of HBIO Common Stock and HART Common Stock subject to such Restricted Stock Unit and the vesting and other terms and conditions such Restricted Stock Unit shall be determined in a manner consistent with the requirements of Section 424(a) of the Code.

(c) Miscellaneous Option and Restricted Stock Unit Terms. After the Distribution Date, HBIO Options and HBIO Restricted Stock Units adjusted pursuant to this Section 8.8, regardless of by whom held, shall be settled by HBIO, and HART Options and HART Restricted Stock Units (including any corresponding dividend equivalents), regardless of by whom held, shall be settled by HART. It is intended that, to the extent of the issuance of such HART Options and HART Restricted Stock Units in connection with the adjustment provisions of this Section 8.8, the HART Long-Term Incentive Plan shall be considered a successor to each of the HBIO Long-Term Incentive Plans and to have assumed the obligations of the applicable HBIO Long-Term Incentive Plan to make the adjustment of the HBIO Options and HBIO Restricted Stock Units as set forth in this Section 8.8 provided that any such adjustment does not trigger tax under Code Section 409A. With respect to grants adjusted pursuant to this Section 8.8, employment with or service for HBIO shall be treated as employment with or service for HART with respect to for exercisability, vesting, and the post-termination exercise period for HART Options and HART Restricted Stock Units held by HBIO Employees and HBIO Directors and employment with or service for HART shall be treated as employment with or service for HBIO for exercisability, vesting, and the post-termination exercise period for HBIO Options and HBIO Restricted Stock Units held by HART Employees and HART Directors.

Prior to the Distribution Date, HBIO shall amend the applicable HBIO Long-Term Incentive Plan as necessary, effective as of the Distribution Date, to provide that for purposes of the post Distribution HBIO Options and HBIO Restricted Stock Units issued in accordance with this Section 8.8 (including in determining exercisability, vesting and the post-termination exercise period), a HART Employee’s or HART Director’s continued service with the HART Group following the Distribution Date shall be deemed continued service with HBIO. HART shall issue each HART Option and HART Restricted Stock Unit referenced above in this Section 8.8 under the HART Long-Term Incentive Plan, which shall provide that, except as otherwise provided herein, the terms and conditions applicable to such HART Options and HART Restricted Stock Units shall be substantially similar to the terms and conditions applicable to the corresponding HBIO Options and HBIO Restricted Stock Units, including the terms and conditions relating to exercisability, vesting and the post-termination exercise period (as set forth in the applicable plan, award agreement or in the option holder’s then applicable employment agreement with HBIO or its Affiliates, which terms shall remain in effect even after the expiration or termination of such employment agreement) and shall include a provision to the effect that, for purposes of the HART Options and HART Restricted Stock Units issued in accordance with this Section 8.8, continued service with the HBIO Group from and after the Distribution Date shall be deemed to constitute service with HART for exercisability, vesting, the post-termination exercise period and eligibility purposes.

(d) Waiting Period for Exercisability of Options and Grant of Options and Awards. The HBIO Options and HART Options shall not be exercisable during a period beginning on a date prior to the Distribution Date determined by HBIO in its sole discretion, and continuing until the HBIO Post-Distribution Stock Value and the HART Stock Value are determined after the Distribution Date, or such longer period as HBIO, with respect to HBIO Options, and HART, with respect to HART Options, determines necessary to implement the provisions of this Section 8.8. The HBIO Restricted Stock Units and HART Restricted Stock Units shall not be settled during a period beginning on a date prior to the Distribution Date determined by HBIO in its sole discretion, and continuing until the HBIO Post-Distribution Stock Value and the HART Stock Value are determined immediately after the Distribution Date, or such longer period as HBIO, with respect to HBIO Restricted Stock Units, and HART, with respect to HART Restricted Stock Units, determines necessary to implement the provisions of this Section 8.8.

(e) Registration Requirements. Promptly following the effectiveness of the Form 10 Registration Statement (and on or before the Distribution Date), HART agrees that it shall file a Form S-8 Registration Statement with respect to and cause to be registered pursuant to the Securities Act, the shares of HART Common Stock authorized for issuance under the HART Long-Term Incentive Plan as required pursuant to the Securities Act and any applicable rules or regulations thereunder.

(f) Change in Control. Following the Distribution, for any award adjusted under this Section 8.8, any reference to a “change in control,” “change of control” or similar definition in an award agreement, employment agreement or HBIO Long-Term Incentive Plan applicable to such award (i) with respect to post-Distribution equity awards denominated in shares of HBIO Common Stock, such reference shall be deemed to refer to a “change in control,” “change of control” or similar definition as set forth in the applicable award agreement, employment agreement or HBIO Long-Term Incentive Plan, and (ii) with respect to post-Distribution equity awards denominated in shares of HART Common Stock, such reference shall be deemed to refer to a “Change of Control” as defined in the HART Long-Term Incentive Plan. The Parties hereto acknowledge and agree that the transactions contemplated by this Agreement do not constitute a “change in control” for purposes of any Benefit Plan.

(g) Employee Stock Purchase Plan. As of the Distribution Date, HART Employees (including without limitation any Transferred Employees), shall cease to be eligible to participate actively in the Harvard Bioscience, Inc. Employee Stock Purchase Plan, and if the Parties deem necessary, such plan shall be amended before the Distribution Date to reflect that termination of participation. HART has established the Harvard Apparatus Regenerative Technology, Inc. Employee Stock Purchase Plan, the terms and conditions of which may be amended from time to time. The Harvard Apparatus Regenerative Technology, Inc. Employee Stock Purchase Plan shall not be considered a “mirror” or a successor plan to Harvard Bioscience, Inc. Employee Stock Purchase Plan. Participation in the Harvard Apparatus Regenerative Technology, Inc. Employee Stock Purchase Plan shall be subject to the terms and conditions of such plan and any new elections made with respect to such plan. Participants’ elections and benefits or accounts in the Harvard Bioscience, Inc. Employee Stock Purchase Plan shall not be transferred or carried over to the Harvard Apparatus Regenerative Technology, Inc. Employee Stock Purchase Plan.

8.9. No Severance Rights. HBIO and HART intend that the transactions contemplated by this Agreement will not constitute a termination of employment of any HBIO Employee, HART Employee (including any Transferred Employees) for purposes of any policy, plan, program or agreement of HBIO or HART or any member of the HBIO Group or HART Group that provides for the payment of severance, separation pay, salary continuation or similar benefits in the event of a termination of employment, and any HART or HBIO policy, plan, program or agreement providing for such benefit shall be promptly amended (in any event before the Distribution Date), as necessary, to reflect this intent. A HART Employee shall not be deemed to have terminated employment for purposes of determining eligibility for severance benefits from any member of the HBIO Group in connection with or in anticipation of the consummation of the transactions contemplated by this Agreement. HART shall be solely responsible for all Liabilities in respect of all costs arising out of payments and benefits relating to the termination or alleged termination of any HART Employee or Former HART Employee’s employment that occurs prior to, as a result of, in connection with or following the consummation of the transactions contemplated by this Agreement, including any amounts required to be paid (including any payroll or other taxes), and the costs of providing benefits, under any applicable severance, separation, redundancy, termination or similar plan, program, practice, contract, agreement, law or regulation (such benefits to include any medical or other welfare benefits, outplacement benefits, accrued vacation, and taxes). Notwithstanding anything herein to the contrary, any accrued but unused vacation that a HART Employee (including any Transferred Employee) has earned for service to any member of the HBIO Group as of the Separation Date shall be rolled over and treated as accrued vacation under HART for such Employee as of such Date.

8.10. No Third-Party Beneficiaries. This Agreement is solely for the benefit of the Parties hereto and is not intended to confer upon any other Persons any rights or remedies hereunder. Except as expressly provided in this Agreement, nothing in this Agreement shall preclude HBIO or any other member of the HBIO Group, at any time after the Separation Date, from amending, merging, modifying, terminating, eliminating, reducing, or otherwise altering in any respect any HBIO Benefit Plan, any benefit under any HBIO Benefit Plan or any trust, insurance policy or funding vehicle related to any HBIO Benefit Plan. Except as expressly provided otherwise in this Agreement, nothing in this Agreement shall preclude HART or any other entity in the HART Group, at any time after the Separation Date, from amending, merging, modifying, terminating, eliminating, reducing, or otherwise altering in any respect any HART Benefit Plan, any benefit under any HART Benefit Plan or any trust, insurance policy or funding vehicle related to any HART Benefit Plan.

8.11. Fiduciary Matters. It is acknowledged that actions required to be taken pursuant to this Agreement may be subject to fiduciary duties or standards of conduct under ERISA or other applicable law, and no Party shall be deemed to be in violation of this Agreement if it fails to comply with any provisions hereof based upon its good faith determination that to do so would violate such a fiduciary duty or standard. Each Party hereto shall be responsible for taking such actions as are deemed necessary and appropriate to comply with its own fiduciary responsibilities and shall fully release and indemnify the other Party hereto for any Liabilities caused by the failure to satisfy any such responsibility.

8.12. Consent of Third Parties. If any provision of this Agreement is dependent on the consent of any third party (such as a vendor) and such consent is withheld, the Parties hereto shall use commercially reasonable efforts to implement the applicable provisions of this Agreement to the full extent practicable. If any provision of this Agreement cannot be implemented due to the failure of such third party to consent, the Parties hereto shall negotiate in good faith to implement the provision in a mutually satisfactory manner. The phrase “commercially reasonable efforts” as used herein shall not be construed to require any Party hereto to incur any non-routine or unreasonable expense or Liability or to waive any right.

ARTICLE IX

DISPUTE RESOLUTION

9.1 Agreement to Resolve Disputes.

(a) Except as otherwise provided in any Ancillary Agreement, the procedures for discussion, negotiation and dispute resolution set forth in this Article IX shall apply to all disputes, controversies or claims (whether sounding in contract, tort or otherwise) that may arise out of or relate to or arise under or in connection with this Agreement or any Ancillary Agreement, or the transactions contemplated hereby or thereby (including all actions taken in furtherance of the transactions contemplated hereby or thereby on or prior to the date hereof), or the commercial or economic relationship of the parties relating hereto or thereto, between or among any member of the HBIO Group on the one hand and the HART Group on the other hand. Except as otherwise specifically provided in any Ancillary Agreement, each Party agrees on behalf of itself and each member of its respective Group that the procedures set forth in this Article IX shall be the sole and exclusive remedy in connection with any dispute, controversy or claim relating to any of the foregoing matters and irrevocably waives any right to commence any Action in or before any Governmental Authority, except as otherwise required by Law or permitted by Section 9.3.

(b) EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE ANCILLARY AGREEMENTS, OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THE SEPARATION AND DISTRIBUTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

(c) The specific procedures set forth in this Article IX, including the time limits referenced therein, may be modified by agreement of both of the parties in writing.

(d) All applicable statutes of limitations and defenses based upon the passage of time shall be tolled while the procedures specified in this Article IX are pending. The parties will take any necessary or appropriate action required to effectuate such tolling.

9.2 Dispute Resolution.

(a) Either Party may commence the dispute resolution process of this Section 9.2 by giving the other Party written notice (a “Dispute Notice”) of any of any controversy, claim or dispute of whatever nature arising out of or relating to or in connection with this Agreement, any Ancillary Agreement or the breach, termination, enforceability or validity hereof or thereof (a “Dispute”) which has not been resolved in the normal course of business or as provided in the relevant Ancillary Agreement. The parties shall attempt in good faith to resolve any Dispute by negotiation between executive officers of each Party (“Senior Party Representatives”) who have authority to settle the Dispute and, unless discussions between the parties are already at a senior management level, who are at a higher level of management than the Persons who have direct responsibility for the administration of this Agreement or the relevant Ancillary Agreement. Within fifteen (15) days after delivery of the Dispute Notice, the receiving Party shall submit to the other a written response (the “Response”). The Dispute Notice and the Response shall include (i) a statement setting forth the position of the Party giving such notice and a summary of arguments supporting such position and (ii) the name and title of such Party’s Senior Party Representative and any other Persons who will accompany the Senior Party Representative at the meeting at which the parties will attempt to settle the Dispute. Within thirty (30) days after the delivery of the Dispute Notice, the Senior Party Representatives of both parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the Dispute. The parties shall cooperate in good faith with respect to any reasonable requests for exchanges of Information regarding the Dispute or a Response thereto.

(b) All negotiations, conferences and discussions pursuant to this Section 9.2 shall be confidential and shall be treated as compromise and settlement negotiations. Nothing said or disclosed, nor any document produced, in the course of such negotiations, conferences and discussions that is not otherwise independently discoverable shall be offered or received as evidence or used for impeachment or for any other purpose in any current or future arbitration.

(c) Any Dispute regarding the following matters is not required to be negotiated prior to seeking relief from an arbitrator: (i) breach of any obligation of confidentiality or waiver of Privilege; (ii) the competitive restrictions set forth in Article XIII of the Intellectual Property Matters Agreement, and (iii) any other claim where interim relief is sought to prevent serious and irreparable injury to one of the parties. However, the parties shall make a good faith effort to negotiate such Dispute, according to the above procedures, while such arbitration is pending.

(d) In the event of any Dispute, either Party may pursuant to its rights under Section 12.13, submit a request for interim injunctive relief to the arbitrator appointed pursuant to Section 9.3 (provided, that, if the arbitrator shall not have been selected, either Party may seek interim relief before any court of competent jurisdiction) without first complying with the provisions of Sections 9.2 and 9.3 if, in the reasonable opinion of such Party, such interim injunctive relief is necessary to preserve its rights pending resolution of the Dispute.

9.3 Arbitration.

(a) Subject to Section 9.3(b), if for any reason a Dispute is not resolved within sixty (60) days from delivery of the Dispute Notice in accordance with the dispute resolution process described in Section 9.2, the parties agree that such Dispute shall be settled by binding arbitration before a single arbitrator administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures. The arbitrator selected to resolve the Dispute shall be bound exclusively by the laws of the Commonwealth of Massachusetts without regard to its choice of law rules. Any decisions of award of the arbitrator will be final and binding upon the Parties and may be entered as a judgment by the Parties, provided that in no instance will the parties be bound by any decision of the Arbitrator that could in any manner result in the Contribution and the Distribution, if effected, taken together, to fail to qualify as a transaction that is tax-free for U.S. federal income tax purposes under Section 355 and 368(a)(1)(D) of the Code. Any rights to appeal or review such award by any court or tribunal are hereby waived to the extent permitted by Law.

(b) Costs of the arbitration shall be borne equally by the parties involved in the matter, except that each Party shall be responsible for its own expenses, unless and to the extent otherwise determined by the arbitrator; provided, in the case of any Disputes relating to the parties’ rights and obligations with respect to indemnification under this Agreement, the prevailing Party shall be entitled to reimbursement by the other Party of its reasonable out-of-pocket fees and expenses (including attorneys’ fees) incurred in connection with the arbitration. In addition, if a Dispute involves claims of a Party in excess of $1,000,000, then such Dispute shall not be subject to the requirements of Section 9.3 and each Party shall be permitted to seek legal and equitable remedies available to it, including, without limitation, filing actions in any court of competent jurisdiction, including any federal or state court located in the Boston, Massachusetts.

(c) The parties agree to comply and cause the members of their applicable Group to comply with any award made in any arbitration proceeding pursuant to this Section 9.3, and agree to enforcement of or entry of judgment upon such award in any court of competent jurisdiction, including any federal or state court located in the Boston, Massachusetts. The arbitrator shall be entitled to award any remedy in such proceedings, including monetary damages, specific performance and all other forms of legal and equitable relief; provided, however, that the arbitrator shall not be entitled to award punitive, exemplary, treble or any other form of non-compensatory monetary damages unless in connection with indemnification for a Third-Party Claim, to the extent of such claim.

(d) A Party obtaining an order of interim injunctive relief may enter judgment upon such award in any court of competent jurisdiction. The final award in an arbitration pursuant to this Article IX shall be conclusive and binding upon the parties, and a Party obtaining a final award may enter judgment upon such award in any court of competent jurisdiction.

(e) If a Dispute includes both arbitrable and nonarbitrable claims, counterclaims or defenses, the parties shall arbitrate all such arbitrable claims, counterclaims or defenses and shall concurrently litigate all such nonarbitrable claims, counterclaims or defenses.

9.4 Continuity of Service and Performance. Unless otherwise agreed in writing, the parties will continue to provide service and honor all other commitments under this Agreement and each Ancillary Agreement during the course of dispute resolution pursuant to the provisions of this Article IX with respect to all matters not subject to such Dispute.

ARTICLE X

FURTHER ASSURANCES AND ADDITIONAL COVENANTS

10.1. Further Assurances and Additional Covenants.

(a) In addition to the actions specifically provided for elsewhere in this Agreement, each of the Parties hereto shall use its reasonable best efforts, prior to, on and after the Separation Date, to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable Laws, regulations and agreements to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.

(b) Without limiting the foregoing, prior to, on and after the Separation Date, each Party hereto shall cooperate with the other Parties, and without any further consideration, but at the expense of the requesting Party, to execute and deliver, or use its reasonable best efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to make all filings with, and to obtain all consents, approvals or authorizations of, any Governmental Authority or any other Person under any permit, license, agreement, indenture or other instrument (including any Consents or Governmental Approvals), and to take all such other actions as such Party may reasonably be requested to take by any other Party hereto from time to time, consistent with the terms of this Agreement and the Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement and the Ancillary Agreements and the transfers of the HART Assets and the assignment and assumption of the HART Liabilities and the other transactions contemplated hereby and thereby. Without limiting the foregoing, each Party will, at the reasonable request, cost, and expense of any other Party, take such other actions as may be reasonably necessary to vest in such other Party good and marketable title, free and clear of any Security Interest created by the non-requesting Party, if and to the extent it is commercially feasible to do so.

(c) On or prior to the Separation Date, HBIO and HART in their respective capacities as direct and indirect stockholders of their respective Subsidiaries, shall each ratify any actions which are reasonably necessary or desirable to be taken by HBIO, HART or any other Subsidiary of HBIO, as the case may be, to effectuate the transactions contemplated by this Agreement and the Ancillary Agreements. On or prior to the Separation Date, HBIO and HART shall take all actions as may be necessary to approve the stock-based employee benefit plans of HART in order to satisfy the requirement of Rule 16b-3 under the Exchange Act.

(d) HBIO and HART, and each of the members of their respective Groups, waive (and agree not to assert against any of the others) any claim or demand that any of them may have against any of the others for any Liabilities or other claims relating to or arising out of: (i) the failure of HART or any member of the HART Group, on the one hand, or of HBIO or any member of the HBIO Group, on the other hand, to provide any notification or disclosure required under any state Environmental Law in connection with the Separation or the other transactions contemplated by this Agreement, including the transfer by any member of any Group to any member of the other Group of ownership or operational control of any Assets not previously owned or operated by such transferee; or (ii) any inadequate, incorrect or incomplete notification or disclosure under any such state Environmental Law by the applicable transferor. To the extent any Liability to any Governmental Authority or any third Person arises out of any action or inaction described in clause (i) or (ii) above, the transferee of the applicable Asset hereby assumes and agrees to pay any such Liability.

ARTICLE XI

TERMINATION

11.1. Termination by Mutual Consent.

This Agreement may be terminated and the terms and conditions of the Distribution may be amended, modified or abandoned at any time prior to the Distribution Date by the mutual consent of HBIO and HART.

11.2. Other Termination.

(a) The obligations of the Parties under Article IV (including the obligation to pursue or effect the Distribution) may be terminated by HBIO if at any time, the board of Directors of HBIO determines, in its sole discretion, that the Distribution is not in the best interests of HBIO or its stockholders.

11.3. Effect of Termination.

(a) In the event of any termination of this Agreement on or after the Separation Date, only the provisions of Article IV will terminate and the other provisions of this Agreement and each Ancillary Agreement shall remain in full force and effect, unless otherwise agreed in writing by the Parties.

ARTICLE XII

MISCELLANEOUS

12.1. Counterparts; Entire Agreement; Corporate Power.

(a) This Agreement and each Ancillary Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (by facsimile, electronic transmission, or otherwise) to the other Party.

(b) This Agreement, the Ancillary Agreements, the exhibits, the schedules and appendices hereto and thereto contain the entire agreement between the Parties with respect to the subject matter hereof and thereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter and there are no agreements or understandings between the Parties other than those set forth or referred to herein or therein.

(c) HBIO represents on behalf of itself and each other member of the HBIO Group, and HART represents on behalf of itself and each other member of the HART Group, as follows:

(i) each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform each of this Agreement and each other Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby; and

(ii) this Agreement and each Ancillary Agreement to which it is a party has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms thereof.

(d) Each Party hereto acknowledges that it and each other Party hereto is executing certain of the Ancillary Agreements by facsimile, stamp or mechanical signature. Each Party hereto expressly adopts and confirms each such facsimile, stamp or mechanical signature made in its respective name as if it were a manual signature, agrees that it will not assert that any such signature is not adequate to bind such Party to the same extent as if it were signed manually and agrees that at the reasonable request of any other Party hereto at any time it will as promptly as reasonably practicable cause each such Ancillary Agreement to be manually executed (any such execution to be as of the date of the initial date thereof).

(e) Notwithstanding any provision of this Agreement or any other Ancillary Agreement, neither HBIO nor HART shall be required to take or omit to take any act that would violate its fiduciary duties to any minority stockholders of any non-wholly owned Subsidiary of HBIO or HART, as the case may be (it being understood that directors’ qualifying shares or similar interests will be disregarded for purposes of determining whether a Subsidiary is wholly owned).

12.2. Governing Law and Jurisdiction. This Agreement and, unless expressly provided therein, each Ancillary Agreement (and any claims or disputes arising out of or related hereto or thereto or to the transactions contemplated hereby and thereby or to the inducement of any Party to enter herein and therein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed by and construed and interpreted in accordance with the Laws of the Commonwealth of Massachusetts irrespective of the choice of laws principles of the Commonwealth of Massachusetts as to all matters, including matters of validity, construction, effect, enforceability, performance and remedies. If any dispute arises out of or in connection with this Agreement or any Ancillary Agreement, except as expressly contemplated by another provision of this Agreement or any Ancillary Agreement, the parties irrevocably (and the parties will cause each other member of their respective Group to irrevocably) (a) consent and submit to the exclusive jurisdiction of federal and state courts located in Boston, Massachusetts, and (b) waive any objection to that choice of forum based on venue or to the effect that the forum is not convenient.

12.3. Assignability. Except as set forth in any Ancillary Agreement, this Agreement and each other Ancillary Agreement shall be binding upon and inure to the benefit of the Parties hereto and thereto, respectively, and their respective successors and permitted assigns; provided, however, that no Party hereto or thereto may assign its respective rights or delegate its respective obligations under this Agreement or any other Ancillary Agreement without the express prior written consent of the other Parties hereto or thereto (which consent may be withheld in such Party’s sole and absolute discretion) and any assignment or attempted assignment in violation of the foregoing will be null and void. Notwithstanding the preceding sentence, a Party may assign this Agreement in connection with a merger transaction in which such Party is not the surviving entity or the sale by such Party of all or substantially all of its Assets, and upon the effectiveness of such assignment the assigning Party shall be released from all of its obligations under this Agreement if the surviving entity of such merger or the transferee of such Assets shall agree in writing, in form and substance reasonably satisfactory to the other Party, to be bound by all terms of this Agreement as if named as a “Party” hereto.

12.4. Third-Party Beneficiaries. Except for the indemnification rights under this Agreement of any HBIO Indemnitee or HART Indemnitee in their respective capacities as such, (i) the provisions of this Agreement and each Ancillary Agreement are solely for the benefit of the Parties and are not intended to confer upon any Person except the Parties any rights or remedies hereunder, and (ii) there are no third-party beneficiaries of this Agreement or any other Ancillary Agreement and neither this Agreement nor any other Ancillary Agreement shall provide any third person with any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement or any other Ancillary Agreement.

12.5. Notices. All notices, requests, claims, demands or other communications under this Agreement and, to the extent, applicable and unless otherwise provided therein, under each of the Ancillary Agreements shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile or electronic transmission with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 12.5:

If to HBIO, to:

Harvard Bioscience, Inc.

84 October Hill Road

Holliston, Massachusetts 01746

Attn: Chief Executive Officer

with a copy (which shall not constitute notice) to:

Burns & Levinson, LLP

125 Summer Street

Boston, MA 02110

Attention: Josef B. Volman

Chad J. Porter

Facsimile: (617) 345-3299

If to HART to:

Harvard Apparatus Regenerative Technology, Inc.

84 October Hill Road
Holliston, Massachusetts 01746

Attn: Chief Executive Officer

with a copy (which shall not constitute notice) to:

Feinberg Hanson LLP

57 River Street, Suite 204

Wellesley, Massachusetts 02481

Attention: Harry A. Hanson, III

Facsimile: (781) 283-5776

Any Party may, by written notice to the other Party, change the address to which such notices are to be given.

12.6. Severability. If any provision of this Agreement or any other Ancillary Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof or thereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Parties.

12.7. Force Majeure. No Party shall be deemed in default of this Agreement to the extent that any delay or failure in the performance of its obligations under this Agreement results from a Force Majeure. In the event of an occurrence of a Force Majeure, the Party whose performance is affected thereby shall give notice of suspension as soon as reasonably practicable to the other stating the date and extent of such suspension and the cause thereof, and such Party shall resume the performance of such obligations as soon as reasonably practicable after the removal of such cause.

12.8. Publicity. Prior to the Distribution, each of HART and HBIO shall consult with each other prior to issuing any press releases or otherwise making public statements with respect to the Separation, the Distribution or any of the other transactions contemplated hereby and prior to making any filings with any Governmental Authority with respect thereto.

12.9. Expenses. Except as expressly set forth in this Agreement (including Sections 6.5, 7.7(a), 7.9, 10.1(b), Article IX and Article V) or in any other Ancillary Agreement, all fees, costs and expenses incurred in connection with the preparation, execution, delivery and implementation of this Agreement and any Ancillary Agreement, and with the consummation of the transactions contemplated hereby and thereby, will be borne by the Party incurring such fees, costs or expenses.

12.10. Headings. The article, section and paragraph headings contained in this Agreement and in the Ancillary Agreements are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or any other Ancillary Agreement.

12.11. Survival of Covenants. Except as expressly set forth in any Ancillary Agreement, the covenants, representations and warranties contained in this Agreement and each Ancillary Agreement, and liability for the breach of any obligations contained herein, shall survive each of the Separation and the Distribution and shall remain in full force and effect.

12.12. Waivers of Default. Waiver by any Party of any default by the other Party of any provision of this Agreement or any other Ancillary Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of the other Party. No failure or delay by any Party in exercising any right, power or privilege under this Agreement or any other Ancillary Agreement shall operate as a waiver thereof nor shall a single or partial exercise thereof prejudice any other or further exercise thereof or the exercise of any other right, power or privilege.

12.13. Specific Performance. Subject to the provisions of Article IX, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement or any other Ancillary Agreement, the Party or Parties who are, or are to be, thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief in respect of its or their rights under this Agreement or such Ancillary Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by each of the Parties to this Agreement.

12.14. Amendments. No provisions of this Agreement or any other Ancillary Agreement shall be deemed waived, amended, supplemented or modified by any Party, unless such waiver, amendment, supplement or modification is in writing and (i) in the case of a waiver, signed by the authorized representative of the Party against whom it is sought to enforce such waiver, or (ii) in the case of an amendment, supplement or modification to this Agreement, signed by the authorized representatives of both Parties.

12.15. Interpretation. In this Agreement and any other Ancillary Agreement, (a) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other genders as the context requires; (b) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement (or the applicable Ancillary Agreement) as a whole (including all of the Schedules, Exhibits and Appendices hereto and thereto) and not to any particular provision of this Agreement (or such Ancillary Agreement); (c) Article, Section, exhibit, schedule and appendix references are to the Articles, Sections, exhibits, schedules and appendices to this Agreement (or the applicable Ancillary Agreement if so indicated) unless otherwise specified; (d) the word “including” and words of similar import when used in this Agreement (or the applicable Ancillary Agreement) shall mean “including, without limitation,” (e) the word “or” shall not be exclusive; (f) unless expressly stated to the contrary in this Agreement or in any other Ancillary Agreement, all references to “the date hereof,” “the date of this Agreement,” “hereby” and “hereupon” and words of similar import shall all be references to [—], 2013, regardless of any amendment or restatement hereof.

12.16. Limitations of Liability. Notwithstanding anything in this Agreement to the contrary, neither HART or its Affiliates, on the one hand, nor HBIO or its Affiliates, on the other hand, shall be liable under this Agreement (but expressly not including any Ancillary Agreements, including the Intellectual Property Matters Agreement and Product Distribution Agreement, unless expressly limited in accordance with the terms of such agreement) to the other for any special, indirect, punitive, exemplary, remote, speculative or similar damages in excess of compensatory damages of the other arising in connection with the transactions contemplated hereby, regardless of the likelihood of such damages and whether or not such Party has been advised of the possibility of such damages (other than any such liability with respect to a Third-Party Claim for which a Party must indemnify pursuant to this Agreement).

[signatures on following page]

IN WITNESS WHEREOF, the Parties have caused this Separation and Distribution Agreement to be executed by their duly authorized representatives.

HARVARD BIOSCIENCE, INC.

By:
Name:
Title:

HARVARD APPARATUS REGENERATIVE TECHNOLOGY, INC.

By:
Name:
Title: